EXHIBIT 10.1

PONDVIEW PLAZA

LEASE

THIS LEASE is entered into and made as of the 26th day of March, 2004 by and between PONDVIEW PLAZA CORPORATION, a Delaware corporation, hereinafter called “Landlord”, and VITAL IMAGES, INC., a Minnesota corporation, hereinafter called “Tenant”.

WITNESSETH:

Landlord, in consideration of the rents and covenants hereinafter set forth, does hereby demise, let and lease to Tenant, and Tenant does hereby hire, take and lease from Landlord, on the terms and conditions hereinafter set forth, the following described space, hereinafter called the “Premises”, to have and to hold the same, with all appurtenances, unto Tenant for the term hereinafter specified.

1.                                      DESCRIPTION OF THE PREMISES

The “Initial Premises” shall consist of approximately 41,085 rentable square feet of space as shown on the demising plan attached as Exhibit “A” which is referred to as suite number 300 and consists of the entire third floor of Pondview Plaza, 5850 Opus Parkway, in the City of Minnetonka, County of Hennepin, State of Minnesota, (hereinafter called the “Project”), which is located on the property legally described on Exhibit “B” attached hereto and made a part hereof.  The Premises shall be expanded to include approximately 20,856 square feet of rentable area (the “Additional Premises”) which is located on the second floor of the Project, as shown on Exhibit “A” attached hereto.  The Additional Premises shall be added to and become a part of the Premises between February 1, 2007 and July 31, 2007 on a date specified by Tenant (which date is hereinafter referred to as the “Expansion Date”) which shall be at least one hundred twenty (120) days prior to the date on which Tenant desires to add the Additional Premises.  The Additional Premises shall in any event be added to the Premises no later than July 31, 2007.  From and after the Expansion Date, the Premises shall consist of approximately 61,941 square feet of rentable area.  Except as provided herein to the contrary, the terms and conditions of this Lease shall apply to the Additional Premises from and after the Expansion Date.

2.                                      TERM

The term of this Lease (the “Term”) shall be for a period of seven (7) years and zero (0) months, commencing February 1, 2005 (the “Commencement Date”), and ending January 31, 2012 (the “Expiration Date”), subject to adjustment as provided in Paragraph 6 hereof, unless this Lease shall be sooner terminated as hereinafter provided.

3.                                      RENT

For purposes of Paragraph 3, Rent, the following definitions shall apply:

(i)                                     “Lease Year” shall mean the twelve-month period beginning on the Commencement Date and each anniversary thereof.

(ii)                                  “Comparison Year” means the calendar year for which a Rent Adjustment computation is being made.

(iii)                               “Tenant’s Proportionate Share” of Landlord’s Operating Expenses shall initially mean the percentage determined by dividing the rentable area of the Initial Premises (approximately 41,085 square feet) by the total rentable area within the Project (approximately 120,478 square feet) and is herein fixed as thirty-four and one hundred two one thousandths percent (34.102%).  Tenant’s Proportionate Share of Landlord’s Operating Expenses shall increase to fifty-one and four hundred thirteen one thousandths percent (51.413%) on the Expansion Date.

(iv)                              “Taxes” shall mean all real estate taxes, installments of special assessments, sewer charges, transit taxes, taxes based upon receipt of rent and any other federal, state or local governmental charge, general, special, ordinary or extraordinary (excluding income, franchise, or other taxes based upon Landlord’s income or profit, unless imposed in lieu of real estate taxes) which shall now or hereafter be levied, assessed or imposed against the Project and be due and payable in any Lease Year.  Tenant shall be responsible for a prorated portion of Taxes payable in the first and last Lease Years.

(v)                                 “Operating Expenses” shall mean all of Landlord’s direct costs and expenses of operation and maintenance of the Project and the surrounding walks, driveways, parking lots and landscaped areas (within the area described in Exhibit “B”) as determined by Landlord in accordance with generally accepted accounting principles or other recognized accounting practices, consistently applied, including by way of illustration and not limitation:  Taxes (other than penalties for late payment); costs (including attorney’s fees) incurred in connection with any good faith contest of Taxes:  insurance premiums; personal property taxes on personal property used in the Project; water, electrical and other utility charges other than the separately billed electrical and other charges described in Paragraph 8 hereof; the charges of any independent contractor who, under a contract with Landlord, or its representatives, does any of the work of operating, maintaining or repairing of the Project, service and other charges incurred in the operation and maintenance of the elevators and the heating, ventilation and air conditioning system; cleaning services; tools and supplies; landscape maintenance costs; building security services; license and permit fees; building management fees (which shall not exceed five percent (5%) of gross receipts from the Project); wages, bonuses and related employee benefits payable to the on-site employees of Landlord or its building management agent; and in general all other costs and expenses which would, under generally accepted accounting principles, be regarded as operating and maintenance costs and expenses, including those which would normally be amortized over the useful life of an expenditure.  Operating Expenses shall also include all additional direct costs and expenses of operation and maintenance which Landlord determines that it would have paid or incurred if the Project had Full Occupancy (Full Occupancy defined as the greater of actual occupancy or 95%).

                If Landlord shall install a labor saving device, equipment or such other improvement intended to improve the operating efficiency of any system within the Project (such as an energy management computer system) then Landlord may, in determining the amount of Tenant’s Rent Adjustment, add to Operating Expenses of the Project, in each year during the useful life of such installed device or equipment through and including the year in which the cost of such item has been fully recovered, an amount equal to the annual depreciation or amortization allowance of the cost of such installed device or equipment as determined in accordance with applicable regulations of the Internal Revenue Service or generally accepted accounting principles, provided, however, Landlord shall be permitted to add such cost to Operating Expenses to the extent Landlord in good faith reasonably determines that estimated Operating Expense savings equal or exceed the cost of such item (without regard to whether or not such savings actually occur).

                Tenant or its accountants shall have the right to inspect, at reasonable times and locations and in a reasonable manner, during the sixty (60) day period following the delivery of Landlord’s statement of Operating Expenses for a given calendar year, such of Landlord’s books and records as pertain to and contain information concerning such costs and expenses in order to verify the amounts thereof.  Unless Tenant takes written exception to any item within sixty (60) days after the furnishing of the statement (which shall be noted on the item as “paid in protest”), such statement shall be considered as final and accepted by Tenant.  If Tenant shall dispute any item or items included in the determination of Landlord’s Operating Expenses for a given calendar year, and such dispute is not resolved by the parties hereto within ninety (90) days after the statement for such year was delivered to Tenant, then either party may, within thirty (30) days thereafter, request that a firm of certified public accountants mutually selected by Landlord and Tenant render an opinion as to whether or not the disputed item or items may properly be included in the determination of Landlord’s Operating Expenses of the Project for such year; and the opinion of such firm on the matter shall be conclusive and binding upon the parties hereto.  The fees and expenses incurred in obtaining such an opinion shall be borne by Tenant unless Landlord’s statement contains an error of greater than three percent (3%) of Landlord’s Operating Expenses for the Project adversely affecting Tenant.  If Tenant shall not dispute any item or items included in the determination of Landlord’s Operating Expenses of the Project for a given calendar year within sixty (60) days after the statement for such year was delivered to it, Tenant shall be deemed to have approved such statement.

(vi)                              “Rent Adjustment” means any amount owed by Tenant for Operating Expenses or Taxes, or other rental increases, attributable to costs of the Project.

(vii)                           “Rent Adjustment Payment” shall be, within Landlord’s reasonable estimate from time to time, an amount paid monthly to Landlord equal to the Rent Adjustments due for the next succeeding calendar year or part thereof of the Lease Term.

(a)                                  Base Rent.  Tenant shall pay to Landlord, at the address listed below in Paragraph 26, Base Rent for the Premises in the sums specified for the applicable period set out below:

PERIOD	BASE RENT RATE	ANNUAL BASE RENT	MONTHLY BASE RENT

February 1, 2005 – January 31, 2006	$10.75	$441,663.75	$36,805.31
February 1, 2006 – January 31, 2007	11.00	451,935.00	37,661.25
February 1, 2007 – Expansion Date	11.25	462,206.25	38,517.19
Expansion Date – January 31, 2008	11.25	696,836.25	58,069.69
February 1, 2008 – January 31, 2009	11.50	712,321.50	59,360.13
February 1, 2009 – January 31, 2010	11.75	727,806.75	60,650.56
February 1, 2010 – January 31, 2011	12.00	743,292.00	61,941.00
February 1, 2011 – January 31, 2012	12.25	758,777.25	63,231.44

Base Rent shall be payable in monthly installments in advance, on or before the first day of each and every month throughout the Term; provided, however, that if the Commencement Date shall be a day other than the first day of a calendar month or the Expiration Date shall be a day other than the last day of a calendar month, the Base Rent installment for such first or last fractional month shall be pro-rated accordingly.  Tenant’s obligation to pay Base Rent is a separate and independent covenant and obligation.  Tenant shall pay all Base Rent and other sums of money as shall become due from and payable by Tenant to Landlord under this Lease at the times and in the manner provided herein, without abatement and without notice, demand, set-off or counterclaim, except as otherwise provided herein.

Tenant shall pay throughout the term of this Lease as Additional Rent the following Rent Adjustments:

(b)                                 Taxes and Operating Expenses.  Tenant shall pay as Rent Adjustment Tenant’s Proportionate Share of all Taxes and Operating Expenses.

(c)                                  Adjustments for Taxes and Operating Expenses.  Tenant’s Proportionate Share of Taxes and Operating Expenses for each Comparison Year shall be estimated annually by Landlord.  Tenant shall pay Landlord each month, at the same time as the Base Rent payment is due, an amount equal to one-twelfth (1/12) of said annual estimate as Rent Adjustment Payment.  If Taxes or the cost of utility or janitorial services increase during a calendar year, Landlord may increase the amount paid as Rent Adjustment Payment during such year by giving Tenant written notice to that effect.  As soon as reasonably feasible after the end of each calendar year and, in any event, on or before the following May 1 (but subject to delays beyond Landlord’s reasonable control), Landlord shall prepare and deliver to Tenant a statement showing Tenant’s actual Rent Adjustment.  Within thirty (30) days after service of the aforementioned statement, Tenant shall pay to Landlord, or Landlord shall pay to Tenant (in the case of the last Lease Year) or credit against the next rent payment or payments due from Tenant, as the case may be, the difference between Tenant’s actual Rent Adjustment for the preceding calendar year and the Rent Adjustment Payment paid by Tenant during such year.  If this Lease shall commence, expire or be terminated on any date other than the last day of a calendar year, then Tenant’s Proportionate Share of Operating Expenses for such partial calendar year shall be pro-rated on the basis of the number of days during the year this Lease was in effect in relation to the total number of days in such year.  Without limitation on other obligations of Tenant which shall survive the expiration of the Term, the obligations of Tenant to pay Rent Adjustment shall survive the expiration of the Term.

(d)                                 Net Lease.  Landlord and Tenant intend that this Lease shall be deemed and construed to be a “net lease” and Base Rent, Rent Adjustment Payments and all other charges, costs and sums to be paid by Tenant hereunder shall be paid to Landlord absolutely net and without any charges, assessments, impositions, expenses or deductions of any kind or nature whatsoever.

(e)                                  Service Charge.  Tenant’s failure to make any monetary payment required of Tenant hereunder within five (5) business days of the due date therefore shall result in the imposition of a service charge for such late payment in the amount of ten percent (10%) of the amount due.  In addition, any sum not paid within thirty (30) days of the due date therefore shall bear interest at a rate equal to the greater of eighteen percent (18%) or the prime rate plus two percent (2%) per annum (or such lesser percentage as may be the maximum amount permitted by law) from the first day of the first month following the date due until paid.

4.                                      SECURITY DEPOSIT

                (a)                                  Landlord initially waives the requirement that Tenant pay a security deposit to Landlord.  If at any time during the Term, Tenant fails to pay any installment of rent or any other charges required to be paid to Landlord hereunder and such failure continues beyond the period given to cure such default as set forth in paragraph 19(a) hereof, Landlord may by notice to Tenant require the immediate deposit as a security deposit of a sum equal to one (1) month of the then gross rent for the Premises (the “Security Deposit”).  Such deposit shall be held as security for the performance and observance by Tenant of all of its obligations under the terms, conditions and covenants of this Lease throughout the Term of this Lease.  If Tenant performs and observes all of the terms, conditions and covenants of this Lease which are required to be performed and observed by it, Landlord shall return the Security Deposit, or balance thereof then held by Landlord, to Tenant (within thirty (30) days) after the Expiration Date or after Tenant surrenders possession of the Premises, whichever is later.  In the event of a default by Tenant in the payment of rent or the performance or observance of any of the other terms, conditions or covenants of this Lease which default continues beyond any applicable grace, notice and/or cure period available to Tenant hereunder, then Landlord may, at its option and after notice, apply all or any part of the Security Deposit in payment of such rent or to cure any other such default; and if Landlord does so, Tenant shall, upon request, deposit with Landlord the amount so applied so that Landlord will have on hand at all times throughout the Term of this Lease the full amount of the Security Deposit.  Landlord shall not be required to hold the Security Deposit as a separate account, but may commingle it with Landlord’s other funds.  The use, application or retention of the Security Deposit or any portion thereof by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law (it being intended that Landlord shall not first be required to proceed against the Security Deposit) and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.

(b)                                 In the event of a sale or any other transfer of the Project, Landlord shall have the right to transfer the Security Deposit to its purchaser and Landlord shall thereupon be released by Tenant from all responsibility for the return of such deposit; and Tenant agrees to look solely to such purchaser for the return of such deposit.  In the event of an assignment of this Lease, the Security Deposit shall be deemed to be held by Landlord as a deposit made by the assignee, and Landlord shall have no further responsibility for the return of such deposit to the assignor.

5.                                      TENANT FINISH IMPROVEMENTS

Landlord shall construct certain tenant finish improvements to the Initial Premises in accordance with the schematic drawings and specifications attached to this Lease, made a part hereof and marked Exhibit “C” and the Work Letter attached to this Lease, made a part hereof and marked Exhibit “F”.  Landlord shall also construct tenant finish improvements for the Additional Premises in accordance with schematic drawings and specifications to be agreed to by Landlord and Tenant and attached to this Lease as Exhibit “C-1” and the Work Letter.

6.                                      DELIVERY OF POSSESSION; ADJUSTMENT OF TERM

(a)                                  Early Delivery of Possession.  Landlord expects that it will have the Tenant Finish Improvements completed and the Initial Premises ready for occupancy on or before the Commencement Date.  Tenant shall have access to the Initial Premises three (3) weeks prior to the Commencement Date for the limited purpose of installing furniture, fixtures and cabling.  Any such occupancy by Tenant prior to the Commencement Date shall be subject to all of the terms, conditions and covenants of this Lease other than the Term and the obligation to pay rent as provided in Paragraphs 2 and 3 hereof.  In such event, Tenant shall not be obligated to pay Base Rent or the Rent Adjustment for the period between such date and the Commencement Date.

(b)                                 Late Delivery of Possession.  If Landlord determines that it will be unable to substantially to complete the Tenant Finish Improvements and have the Initial Premises ready for occupancy by the Commencement Date for delays caused by Landlord or Landlord’s contractor, Landlord shall give Tenant written notice to that effect, and thereafter the Commencement Date shall be postponed to the earlier of (i) the date upon which Landlord tenders possession of the Initial Premises or (ii) the thirtieth (30th) day after Landlord shall have notified Tenant in writing of the date the Initial Premises will be ready for occupancy.  In the event of such postponement, the Term of this Lease shall remain the same, but the Expiration Date shall be extended for the same number of days the Commencement Date was postponed; Tenant’s obligation to pay rent shall be postponed for a like number of days, and Landlord shall not be liable to Tenant for any loss or damage resulting from Landlord’s delay in delivering possession of the Initial Premises to Tenant.  Should the completion date be delayed by cause of Tenant, then the Commencement Date shall remain as if there were no delay in completion.  If Landlord is unable to substantially complete the Tenant Finish Improvements and deliver the Initial Premises to Tenant for occupancy within ninety (90) days after the scheduled Commencement Date set forth in Paragraph 2 above and if such failure is not attributable to causes beyond Landlord’s reasonable control or to a “Tenant Delay” (as such term is defined in Paragraph 3 of the Work Letter), Tenant shall have the right to terminate this Lease by giving written notice thereof to Landlord with such termination to be effective on a date which is thirty (30) days after receipt by Landlord of Tenant’s notice but only if Landlord is unable, within such thirty (30) day period, to substantially complete the Tenant Finish Improvements and deliver the Initial Premises to Tenant for occupancy.

(c)                                  Tenant’s Acceptance of the Premises.  Upon delivery of possession of the Initial Premises and the Additional Premises to Tenant as hereinbefore provided, Tenant shall give Landlord an Estoppel Letter, in the form attached to this Lease, made a part hereof and marked Exhibit “E”, signed by an officer or principal of Tenant acknowledging (i) the original or revised Commencement Date and Expiration Date of this Lease, and (ii) that Tenant has accepted the applicable portion of the Premises for occupancy and that the condition of such space, including the Tenant Finish Improvements constructed thereon, and that the Project was at the time satisfactory and in conformity with the provisions of this Lease in all respects, except for any latent defects or punchlist items as to which Tenant shall give written notice to Landlord within thirty (30) days after Landlord has delivered possession of the applicable Premises.  Landlord shall as promptly thereafter as is reasonably possible correct all such defects and, subject to unavoidable delays, Landlord shall complete correction of such defects within ninety (90) days after receipt of Tenant’s notice.  Tenant’s Estoppel Letter, fully executed, shall be attached to and made a part of this executed Lease.  A certificate signed by Landlord’s architect stating that such improvements were substantially completed in accordance with such plans and specifications shall be conclusive and binding upon Tenant, subject to correction by Landlord of latent defects and punchlist items identified in Tenant’s notice.

7.                                      USE OF THE PREMISES

(a)                                  Specific Use.  The Premises shall be occupied and used exclusively for general office purposes and for legal purposes incidental thereto, and shall not be used for any other purpose.

(b)                                 Covenants Regarding Use.  In connection with its use of the Premises, Tenant agrees to do the following:

(i)                                     Tenant shall use the Premises and conduct its business thereon in a safe, careful, reputable and lawful manner; shall keep and maintain the Premises in as good a condition as they were when Tenant first took possession thereof, reasonable wear and tear excepted, and shall make all necessary repairs to the Premises other than those which Landlord is obligated to make as provided elsewhere herein.

(ii)                                  Tenant shall not commit, nor allow to be committed, in, on or about the Premises or the Project, any act of waste, including any act which might deface, damage or destroy the Project or any part thereof; use or permit to be used on the Premises any hazardous substance, equipment or other thing which might cause injury to person or property or increase the danger of fire or other casualty in, on or about the Premises; permit any objectionable or offensive noise or odors to be emitted from the Premises; or do anything, or permit anything to be done, which would, in Landlord’s reasonable opinion, disturb other tenants occupying leased space in the Project.

(iii)                               Tenant shall not overload the floors of the Premises beyond their designed weight-bearing capacity.  Landlord reserves the right to direct the positioning of all heavy equipment, furniture and fixtures which Tenant desires to place in the Premises so as to distribute properly the weight thereof, and to require the removal of any equipment or furniture which exceeds the weight limit specified herein.  Tenant shall provide Landlord with specifications of all heavy equipment, furniture and fixtures during the space planning and design process.

                (iv)                              Tenant shall not use the Premises, nor allow the Premises to be used, for any purpose or in any manner which would, in Landlord’s reasonable opinion, invalidate any policy of insurance now or hereafter carried on the Project or increase the rate of premiums payable on any such insurance policy.  Should Tenant fail to comply with this covenant, Landlord may, at its option, require Tenant to stop engaging in such activity or to reimburse Landlord as additional rent for any increase in premiums charged during the term of this Lease on the insurance carried by Landlord on the Premises and attributable to the use being made of the Premises by Tenant.

(v)                                 Tenant shall use the Premises and conduct its business thereon in a manner which is designed to prevent unusual moisture conditions or mold growth particularly in kitchen areas, janitor closets, bathrooms, breakrooms and around outside walls.  Tenant shall use good housekeeping and ventilation practices for moisture control and mold prevention and in particular, Tenant shall not block or inhibit the flow of return or make-up air into the HVAC system.    Tenant shall immediately notify Landlord and Landlord’s building manger if Tenant observes any mold, mildew or moisture conditions from any sources

(including leaks) and shall allow Landlord and its building manager to inspect the Premises, make recommendations to Tenant for curative action and/or take appropriate corrective action.

(c)                                  Compliance with Laws.  Tenant shall not use or permit the use of any part of the Premises for any purpose prohibited by law.  Tenant shall, at Tenant’s sole expense, comply with all laws, statutes, ordinances, rules, regulations and orders of any federal, state, municipal or other governmental agency thereof having jurisdiction over and relating to the use, condition and occupancy of the Premises, except that after completion of construction of the Tenant Finish Improvements, Tenant shall not be responsible for or required to make structural repairs to the Project or the Premises unless, in the case of the latter, they are occasioned by its own particular use of the Premises or negligence.

(d)                                 Compliance with Project Rules and Regulations.  Rules and regulations governing the use and occupancy of the Premises and all other leased space in the Project have been adopted by Landlord for the mutual benefit and protection of all tenants in the Project.  Tenant shall comply with and conform to the rules and regulations currently in effect, which are attached to this Lease, made a part hereof and marked Exhibit “D”.  Landlord shall have the right to change such rules and regulations or to make new rules and regulations from time to time in any manner that it deems necessary or desirable in order to insure the safety, care and cleanliness of the Project and the preservation of order therein so long as any such changes or new rules are uniformly applied to all tenants of the Project.  Any such amendments to the rules and regulations shall be set forth in writing and shall be given to Tenant, who shall thereafter comply with and conform to the same.

(e)                                  Compliance with Zoning.  Tenant knows the character of its operation in the Premises and that applicable zoning ordinances and regulations are of public record. Tenant shall have sole responsibility for its compliance therewith, and Tenant’s inability so to comply shall not be cause for Tenant to terminate this Lease.

8.                                      UTILITIES AND OTHER BUILDING SERVICES

(a)                                  Services to be Provided.  Landlord shall furnish Tenant, between the hours of 7:00 a.m. and 6:00 p.m. on Monday through Friday and 8:00 a.m. and noon on Saturday of each week except on legal holidays and except as noted below, with the following utilities and other building services to the extent reasonably necessary for Tenant’s comfortable use and occupancy of the Premises for general office use or as may be required by law or directed by governmental authority:

(i)                                     Heating, ventilation and air conditioning;

(ii)                                  Electricity for lighting and operating business machines and equipment in the Premises and the common areas and facilities of the Project;

(iii)                               Water for lavatory and drinking purposes;

(iv)                              Automatic elevator service;

(v)                                 Cleaning and janitorial service, including the supplying and installing of paper towels, toilet tissue and soap in common washrooms on Monday through Friday of each week except legal holidays;

(vi)                              Washing of interior and exterior windows at intervals reasonably established by Landlord;

(vii)                           Replacement of all lamps, bulbs, starters and ballasts used in common areas of the Project;

(viii)                        Cleaning and maintenance of the common areas and facilities of the Project and the walks, driveways, parking lots and landscaped areas adjacent to the Project, including the removal of rubbish and snow; and

(ix)                                Repair and maintenance of the Project and certain systems within the Premises to the extent specified in Paragraph 11(a) hereof.

The services listed in subparagraphs (a)(i), (ii), (iii) and (iv) shall, subject to temporary interruptions necessary in order to maintain and repair such services, be available on a twenty-four (24) hours per day, seven (7) days per week basis provided that HVAC shall be available subject to Landlord’s temperature setback points as the same may be adjusted from time to time.

(b)                                 Additional Services.  If Tenant requests any other utilities or building services in addition to those identified above or any of the above utilities or building services in frequency, scope, quality or quantities greater than that which Landlord reasonably determines are normally required by other tenants in the Project for general office use, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or building services.  In the event Landlord is able to and does furnish such additional utilities or building services, the cost thereof shall be borne by Tenant, who shall reimburse Landlord monthly for the same as provided in Paragraph 8(d) hereof.

If any lights, machines or equipment (including but not limited to computers) used by Tenant in the Premises materially affect the temperature otherwise maintained by the Project’s air conditioning system, Landlord shall have the right to install any machinery or equipment which Landlord considers reasonably necessary in order to restore the temperature balance between the Premises and rest of the Project, including that which modifies the Project’s air conditioning system.  All costs expended by Landlord to install any such machinery and equipment and any additional cost of operation and maintenance occasioned thereby shall be borne by Tenant, who shall reimburse Landlord for the same as provided in Paragraph 8(d) hereof.

Tenant shall not install nor connect any electrical machinery or equipment other than the business machines and equipment typically used for general office use by tenants in office buildings comparable to the Project (a personal computer being an example of such a typical electrical equipment) nor any water-cooled machinery or equipment without Landlord’s prior written consent.  If Landlord determines that the machinery or equipment to be so installed or connected exceeds the designed load capacity of the Project’s electrical system or is in any way incompatible therewith will materially affect utility costs, then Landlord shall have the right, as a condition to granting its consent, to make such modifications to any utility system or other parts of the Project or the Premises, or to require Tenant to make such modifications to the equipment to be installed or connected, as Landlord considers to be reasonably necessary before such equipment may be so installed or connected.  The cost of any such modifications shall be borne by Tenant, who shall reimburse Landlord for the same (or any portion thereof paid by Landlord) as provided in Paragraph 8(d) hereof.

                (c)                                  Interruption of Services.  Tenant understands, acknowledges and agrees that any one or more of the utilities or other building services identified above may be interrupted by reason of accident, emergency or other causes beyond Landlord’s control, or may be discontinued or diminished temporarily by Landlord or other persons until certain repairs, alterations or improvements can be made; that Landlord does not represent or warrant the uninterrupted availability of such utilities or building services; and that any such interruption shall not be deemed an eviction or disturbance of Tenant’s right to possession, occupancy and use of the Premises or any part thereof, or render Landlord liable to Tenant in damages by abatement of rent or otherwise, or relieve Tenant from the obligation to perform its covenants under this Lease, provided, however, that if the services described in Paragraph 8(a) are interrupted, such interruption continues for more than three (3) consecutive business days and restoration of such services is reasonably within Landlord’s control, Tenant may, to the extent the Premises are rendered untenantable, abate payment of Base Rent and Rent Adjustment Payment from the time of interruption until such services are restored.  Landlord shall use commercially reasonable efforts not to interrupt utility services during normal business hours and, to the extent reasonably possible, perform repairs to such services after normal business hours if interruption would materially and adversely affect Tenant’s ability to do business in the Premises.

(d)                                 Payment for Utilities and Building Services.  The cost of additional utilities and other building services furnished by Landlord at the request of Tenant or as a result of Tenant’s activities as provided in Paragraph 8(b) hereof shall be borne by Tenant, who shall be separately billed therefore and who shall reimburse and pay Landlord monthly for the same as additional rent, at the same time the next monthly installment of Base Rent and other additional rent is due.  Tenant agrees to give reasonable advance notice, in writing, to Landlord of its request for additional services.  The cost of additional utilities including after-hours HVAC shall be billed to Tenant at Landlord’s actual cost.

(e)                                  Energy Conservation.  Notwithstanding anything to contrary in this Paragraph 8 or elsewhere in this Lease, Landlord shall have the right to institute such policies, programs and measures as may be necessary or desirable, in Landlord’s reasonable discretion, for the conservation and/or preservation of energy related services, or as may be required to comply with any applicable codes, rules and regulations, whether mandatory or voluntary.

9.                                      PARKING

Landlord hereby gives to Tenant’s employees, agents, customers and invitees and in common with other tenants in the Project and to their employees, agents, customers and invitees, the right to unallocated parking in the surface parking areas serving the Project, subject to the Rules and Regulations from time to time promulgated by Landlord.  Tenant is not entitled to the exclusive use of any particular parking space or portion of the surface parking areas serving the Project.

10.                               SIGNS

Except as provided in the Addendum to Lease attached hereto, Tenant shall not inscribe, paint, affix or display any signs, advertisements or notices on or in the Project or in the Premises and visible from outside the Premises, except for such tenant identification information as Landlord at its reasonable discretion permits to be included and agrees to install on the directory board in the main lobby and on the tenant access doors to the Premises.

11.                               REPAIRS, MAINTENANCE, ALTERATIONS, IMPROVEMENTS AND FIXTURES

(a)                                  Repair and Maintenance of Project.  Landlord shall keep and maintain in good order, condition and repair the roof, exterior and interior load-bearing walls (including any plate glass windows comprising a part thereof), foundation, basement, the common areas and facilities of the Project and the electrical, plumbing, heating, ventilation and air conditioning systems serving the Premises and other parts of the Project, except that the repair and maintenance of any electrical, plumbing, heating, ventilation and air conditioning components which have been installed in the Premises pursuant to the provisions of Paragraph 8(b) hereof shall be the responsibility of Tenant.  The cost of all non-capitalized repairs required to be made by Landlord shall be an operating expense of the Project unless made necessary by the negligence, misuse or default of Tenant, its employees, agents, customers or invitees, in which event they shall be borne by Tenant, who shall be separately billed and shall reimburse Landlord for the same as additional rent.

(b)                                 Repair and Maintenance of Premises.  Except as provided in Paragraph 11(a) hereof, Tenant shall, at its own expense, keep and maintain the Premises in good order, condition and repair at all times during the Term, and Tenant shall promptly repair all damage to the Premises and replace or repair all damaged or broken fixtures, equipment and appurtenances with materials equal in quality and class to the original materials, under the supervision and subject to the approval of Landlord, and within any reasonable period of time specified by Landlord.  If Tenant fails to do so, Landlord may, but need not make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including Landlord’s Costs, forthwith upon being billed for same.  As used in this Lease, the term “Landlord’s Costs” shall mean five percent (5%) of any costs or expenses paid by Landlord, in order to reimburse Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s actions or involvement.

(c)                                  Alterations or Improvements.  Tenant shall not make, nor permit to be made, alterations or improvements to the Premises, unless Tenant obtains the prior written consent of Landlord thereto, which, except as provided in the next sentence, shall not be unreasonably withheld or delayed.  Landlord may approve or disapprove, in Landlord’s discretion, any improvements proposed by Tenant which may affect the electrical, plumbing, HVAC or other building systems, provided, however, Landlord shall not arbitrarily disapprove improvements proposed by Tenant if the work does not materially and adversely affect building systems or other tenants in the Project.  If Landlord permits Tenant to make any such alterations or improvements, Tenant shall make the same in accordance with all applicable laws and building codes, in a good and workmanlike manner and in quality equal to or better than the original construction of the Project and shall comply with such requirements as Landlord considers reasonably necessary or desirable, including without limitation the provision by Tenant to Landlord with security for the payment of all costs to be incurred in connection with such work, requirements as to the manner in which and the times at which such work shall be done and the contractor or subcontractors to be selected to perform such work and the posting and re-posting of notices of Landlord’s non-responsibility for mechanics’ liens.  Tenant shall promptly pay all costs attributable to such alterations and improvements and shall indemnify, defend and hold harmless Landlord from and against any mechanic’s liens or other liens or claims filed or asserted as a result thereof and against any costs or expenses which may be incurred as a result of building code violations attributable to such work.  Tenant shall promptly repair any damage to the Premises or the Project caused by any such alterations or improvements.  Any alterations or improvements to the Premises, except movable office furniture and equipment and trade fixtures, shall at Landlord’s election, either (i) become a part of the realty and the property of Landlord, and shall not be removed by Tenant, or (ii) be removed by Tenant upon the expiration or sooner termination hereof and any damage caused thereby repaired at Tenant’s cost and expense if Landlord has so required such removal at the time Tenant seeks consent for the work.  In the event Tenant so fails to remove same, Landlord may have same removed and the Premises so repaired at Tenant’s expense.  At Landlord’s election, Landlord and Landlord’s architect, engineers or contractors shall have the right to supervise all construction operations within the Premises, and Tenant shall promptly pay Landlord’s Costs of such supervision.

(d)                                 Trade Fixtures.  Any trade fixtures installed on the Premises by Tenant at its own expense, such as movable partitions, counters, shelving, showcases, mirrors and the like may, and, at the request of Landlord, shall be removed on the Expiration Date or earlier termination of this Lease, provided that Tenant is not then in default, that Tenant bears the cost of such removal, and further that Tenant repair at its own expense any and all damage to the Premises resulting from the original installation of and subsequent removal of such trade fixtures.  If Tenant fails so to remove any and all such trade fixtures from the Premises on the Expiration Date or earlier termination of this Lease, Landlord may have same removed and the Premises restored to their prior condition at Tenant’s expense.

(e)                                  Wiring and Cabling.  Any wiring or cabling installed by Tenant in the Premises or in shafts, ducts or portions of the Common Areas shall be removed by Tenant at Tenant’s expense on or before the Expiration Date or earlier termination of this Lease.  If Tenant fails to remove any such wiring or cabling, Landlord may have the same removed at Tenant’s expense.

                (f)                                    Storefront.  If the Premises includes storefront glass entrances or walls at or near public spaces in the Project, Tenant must have specific approval by Landlord of all colors and materials for floorcovering, wallcovering, furniture, open landscape partitions, and artwork prior to installation.

(g)                                 Reserved Rights.  Landlord reserves the right to decorate and to make, at any time or times, at its own expense, repairs, alterations, additions and improvements, structural or otherwise, in or to the Project or part thereof, and to make, at any time or times, at its own expense, repairs, alterations, additions and improvements, structural or otherwise, in or to the Premises as may be reasonably necessary and to perform any acts related to the safety, protection or preservation thereof, and during such operations to take into and through the Premises or any part of the Project all material and equipment required and to close or temporarily suspend operation of entrances, doors, corridors, elevators or other facilities, provided that Landlord shall cause as little inconvenience or annoyance to Tenant as is reasonably necessary in the circumstances, and shall not do any act which permanently reduces the size of the Premises or permanently reduces the number of parking spaces serving the Project below the number required by applicable codes and regulations.  Landlord may do any such work during ordinary business hours and Tenant shall pay Landlord for overtime and for any other expenses incurred if such work is done during other hours at Tenant’s request.

12.                               FIRE OR OTHER CASUALTY; CASUALTY INSURANCE

(a)                                  Substantial Destruction of the Project.  If the Project should be substantially destroyed (which, as used herein, means destruction or damage to at least seventy-five percent (75%) of the Project) by fire or other casualty, either party hereto may, at its option, terminate this Lease by giving written notice thereof to the other party within thirty (30) days of such casualty.  In such event, the rent shall be apportioned to and shall cease as of the date of such casualty.  If neither party exercises this option, then the Premises shall be reconstructed and restored, at Landlord’s expense, to substantially the same condition as they were prior to the casualty.

(b)                                 Substantial Destruction of the Premises.  If the Premises should be substantially destroyed, or rendered wholly untenantable for the purpose for which they were leased, by fire or other casualty and the Project is not substantially destroyed as provided above, then the parties hereto shall have the following options:

(i)                                     Tenant may require that the Premises be reconstructed and restored, at Landlord’s expense, to substantially the same condition as they were prior to the casualty, except for repair or replacement of Tenant’s personal property, equipment and trade fixtures, which shall remain Tenant’s responsibility.  This option shall be exercised by Tenant giving written notice to Landlord within thirty (30) days after the date of the casualty, and upon the exercise thereof rent shall be abated from the date of the casualty until substantial completion of the reconstruction of the Premises, whereupon this Lease shall continue in full force and effect for the balance of the Term upon the same terms, conditions and covenants as are contained herein.  If this option is not so exercised by Tenant, Landlord shall then have the right and option, to be exercised within thirty (30) days following the expiration of Tenant’s option period, by the giving of written notice to Tenant, to reconstruct and restore the Premises to substantially the same condition as they were prior to the casualty or, Landlord, at its option, shall make available reasonably comparable space in the Project to accommodate Tenant.  In either such event, this Lease shall continue in full force and effect for the balance of the Term upon the same terms, conditions, and covenants as are contained herein; provided, however, that the rent shall be abated from the date of the casualty until substantial completion of the reconstruction of the Premises or notice by Landlord that comparable space is ready for Tenant to occupy.  If Landlord fails to exercise either of these aforementioned options, this Lease shall be terminated as of the date of the casualty, to which date rent shall be apportioned and shall cease.

(ii)                                  If the casualty occurs during the last twelve (12) months of the Term, either party shall have the right and option to terminate its Lease as of the date of the casualty, which option shall be exercised by written notice to be given by either party to the other party within thirty (30) days therefrom.  If this option is exercised, rent shall be apportioned to and shall cease as of the date of the casualty.

(c)                                  Partial Destruction of the Premises.  If the Premises should be rendered partially untenantable for the purpose for which they were leased (which, as used herein, means such destruction or damage as would prevent Tenant from carrying on its business on the Premises to an extent not exceeding forty percent (40%) of its normal business activity) by fire or other casualty, then such damaged part of the Premises shall be reconstructed and restored, at Landlord’s expense, to substantially the same condition as it was prior to the casualty; rent shall be abated in the proportion which the approximate area of the damaged part bears to the total area in the Premises from the date of the casualty until substantial completion of the reconstruction repairs; and this Lease shall continue in full force and effect for the balance of the Term.  Landlord shall use reasonable diligence in completing such reconstruction repairs, but in the event Landlord fails to complete the same within two hundred (200) days from the date of the casualty, Tenant may, at its option, terminate this Lease upon giving Landlord written notice to that effect, whereupon both parties shall be released from all further obligations and liability hereunder.

(d)                                 Casualty Insurance.  Landlord shall be responsible for insuring and shall at all times during the Term carry, as an Operating Expense of the Project, a policy of insurance which insures the Project, including the Premises, against loss or damage by fire or other casualty (namely, the perils against which insurance is afforded by the standard fire insurance policy and extended coverage endorsement); provided, however, that Landlord shall not be responsible for, and shall not be obligated to insure against, any loss or damage to personal property (including, but not limited to, any furniture, machinery, equipment, goods or supplies) of Tenant or which Tenant may have on the Premises or any trade fixtures installed by or paid for by Tenant on the Premises or any additional improvements which Tenant may construct on the Premises.  If Tenant’s operation or the Tenant Finish Improvements installed by Landlord pursuant to the provisions of Paragraph 5(a) hereof or any alterations or improvements made by Tenant pursuant to the provisions of Paragraph 11(c) hereof are substantially different from the Tenant Improvements described in Exhibit ”C” and result in an increase in the premiums charged during the Term on the casualty insurance carried by Landlord on the Project, then the cost of such increase in insurance premiums shall be borne by Tenant, who shall reimburse Landlord for the same as additional rent after being billed therefore.  Tenant shall at all times during the Term, carry, at its own expense, property insurance covering its personal property, trade fixtures installed by or paid for by Tenant or any additional improvements which Tenant may construct on the Premises which coverage shall be no less than eighty percent (80%) of replacement value.  Tenant shall also carry business interruption insurance on such terms as shall be reasonably satisfactory to Landlord.  Tenant shall furnish Landlord with a certificate evidencing that such coverages are in full force and effect.

(e)                                  Waiver of Subrogation.  Landlord and Tenant hereby release each other and each other’s employees, agents, customers and invitees from any and all liability for any loss, damage or injury to property occurring in, on or about or to the Premises, improvements to the Project or personal property within the Project, by reason of fire or other casualty which are covered by applicable standard fire and extended coverage insurance policies.  Because the provisions of this paragraph will preclude the assignment of any claim mentioned herein by way of subrogation or otherwise to an insurance company or any other person, each party to this Lease shall give to each insurance company which has issued to it one or more policies of fire and extended coverage insurance notice of the terms of the mutual releases contained in this paragraph, and have such insurance policies properly endorsed, if necessary, to prevent the invalidation of insurance coverages by reason of the mutual releases contained in this paragraph.

13.                               GENERAL PUBLIC LIABILITY, INDEMNIFICATION AND INSURANCE

(a)                                  Except for the negligence or intentional misconduct of Landlord, Landlord’s agents, servants or employees, Tenant shall be responsible for, shall insure against, and shall indemnify Landlord and hold it harmless from, any and all liability for any loss, damage or injury to person or property, arising out of use, occupancy or operations of Tenant and occurring in, on or about the Premises and Tenant hereby releases Landlord from any and all liability for the same.  Tenant’s obligation to indemnify Landlord hereunder shall include the duty to defend against any claims asserted by reason of such loss, damage or injury and to pay any judgments, settlements, costs, fees and expenses, including attorneys’ fees, incurred in connection therewith.

                (b)                                 Tenant shall at all times during the Term carry, at its own expense, for the protection of Tenant, Landlord and Landlord’s management agent, as their interests may appear, one or more policies of general public liability and property damage insurance, issued by one or more insurance companies reasonably acceptable to Landlord, covering Tenant’s use, occupancy and operations providing minimum coverages of $1,000,000 combined single limit for bodily injury and property damage per occurrence with $2,000,000 aggregate coverage.  Such insurance policy or policies shall name Landlord, its agents and employees, as insureds and shall provide that they may not be canceled or materially changed on less than thirty (30) days prior written notice to Landlord.  Tenant shall furnish Landlord with certificates evidencing such insurance.  Should Tenant fail to carry such insurance and furnish Landlord with copies of all such policies within ten (10) days after a written request to do so, Landlord shall have the right to obtain such insurance and collect the cost thereof from Tenant as additional rent.  Landlord shall have the right during the term of this Lease to adjust the minimum coverage levels stipulated above upon written notice to Tenant provided any adjustment to minimum coverage levels is consistent with insurance required by owners of similar office properties located in the Minneapolis/St. Paul metropolitan area.  Within thirty (30) days of such written notice, Tenant shall provide Landlord with evidence of such adjustment.  Tenant shall also provide Landlord with certificates evidencing workers’ compensation insurance coverage.  Tenant’s insurance coverages required hereby shall be deemed to be additional obligations of Tenant and shall not be a discharge or limitation of Tenant’s indemnity obligations contained in Paragraph 13(a) hereof.

(c)                                  Except for the negligence or intentional misconduct of Tenant, or Tenant’s agents, servants or employees, Landlord shall be responsible for, shall have the obligation to insure against, and shall indemnify Tenant and hold it harmless from, any and all liability for any loss, damage or injury to person or property occurring in, on or about the common areas and facilities for the Project and the walks, driveways, parking lot and landscaped areas adjacent to the Project.

(d)                                 Landlord and its partners, shareholders, affiliates, officers, agents, servants and employees shall not be liable for any damage to property or business or resulting from the loss of use thereof sustained by Tenant or by any other persons due to the Project or any part thereof or any appurtenances thereof becoming out of repair, or due to the happening of any accident or event in or about the Project, including the Premises, or due to any act or neglect of any tenant or occupant of the Project or of any other person.  This provision shall apply particularly, but not exclusively, to damage caused by gas, electricity, snow, ice, frost, steam, sewage, sewer gas or odors, fire, water, moisture or the growth or occurrence of mold or mildew, or by the bursting or leaking of pipes, faucets, sprinklers, plumbing fixtures and windows and shall apply without distinction as to the person whose act or neglect was responsible for the damage and whether the damage was due to any of the causes specifically enumerated above or to some other cause.  Tenant agrees that all personal property located in the Premises or upon loading docks, receiving and holding areas, or freight elevators of Project, shall be at the risk of Tenant only, and that Landlord shall not be liable for any loss or damage thereto or theft thereof.

14.                               EMINENT DOMAIN

If the whole or any part of the Premises shall be taken for public or quasi-public use by a governmental authority under the power of eminent domain or shall be conveyed to a governmental authority in lieu of such taking, and if such taking or conveyance shall cause the remaining part of the Premises to be untenantable and inadequate for use by Tenant for the purpose for which they were leased, then Tenant may, at its option, terminate this Lease as of the date Tenant is required to surrender possession of the Premises.  If a part of the Premises shall be taken or conveyed but the remaining part is tenantable and adequate for Tenant’s use, then this Lease shall be terminated as to the part taken or conveyed as of the date Tenant surrenders possession; Landlord shall make such repairs, alterations and improvements as may be necessary to render the part not taken or conveyed tenantable; and the rent shall be reduced in proportion to the part of the Premises so taken or conveyed.  All compensation awarded for such taking or conveyance shall be the property of Landlord without any deduction therefrom for any present or future estate of Tenant, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award.  However, Tenant shall have the right to recover from the governmental authority, but not from Landlord, such compensation as may be awarded to Tenant on account of the interruption of Tenant’s business, moving and relocation expenses and depreciation to and removal of Tenant’s trade fixtures and personal property.

15.                               LIENS

If, because of any act or omission of Tenant or anyone claiming by, through, or under Tenant, any mechanic’s lien or other lien shall be filed against the Premises or the Project or against other property of Landlord (whether or not such lien is valid or enforceable as such), Tenant shall, at its own expense, cause the same to be discharged of record within a reasonable time, not to exceed thirty (30) days after the date of filing thereof, and shall also defend and indemnify Landlord and hold it harmless from any and all claims, losses, damages, judgments, settlements, cost and expenses, including attorneys’ fees, resulting therefrom or by reason thereof.  If such lien is not discharged of record within thirty (30) days after the date of filing thereof, Landlord, at its sole option, may take all action necessary to release and remove such lien and Tenant shall promptly upon notice reimburse Landlord for all sums, costs and expenses (including reasonable attorneys’ fees and Landlord’s Costs) incurred by Landlord in connection with such lien.

16.                               RENTAL, PERSONAL PROPERTY AND OTHER TAXES

(a)                                  Tenant shall pay before delinquency any and all taxes, assessments, fees or charges (hereinafter referred to as “taxes”), including any sales, gross income, rental, business occupation or other taxes, levied or imposed upon Tenant’s business operation in the Premises and any personal property or similar taxes levied or imposed upon Tenant’s trade fixtures, leasehold improvements or personal property located within the Premises.  In the event any such taxes are charged to the account of, or are levied or imposed upon the property of Landlord, Tenant shall reimburse Landlord for the same as additional rent.  Notwithstanding the foregoing, Tenant shall have the right to contest in good faith any such tax and to defer payment, if required, until after Tenant’s liability therefore is finally determined.

(b)                                 If any tenant finish improvements, trade fixtures, alterations or improvements or business machines and equipment located in, on or about the Premises, regardless of whether they are installed or paid for by Landlord or Tenant and whether or not they are affixed to and become a part of the realty and the property of Landlord, are assessed for real property tax purposes at a valuation higher than that at which other such property in other leased space in the Project is assessed, then Tenant shall reimburse Landlord as additional rent for the amount of real property taxes shown on the appropriate county official’s records as having been levied upon the Project or other property of Landlord by reason of such excess assessed valuation.

17.                               ASSIGNMENT AND SUBLETTING

                Tenant may not assign or otherwise transfer its interest in this Lease or sublet the Premises or any part thereof without the prior written consent of Landlord.  Tenant shall notify Landlord fifteen (15) days in advance of its intent to transfer, assign or sublet all or any portion of the Premises.  In the event of any such assignment or subletting, Tenant shall nevertheless at all times remain fully responsible and liable for the payment of rent and the performance and observance of all of Tenant’s other obligations under the terms, conditions and covenants of this Lease.  No assignment or subletting of the Premises or any part thereof shall be binding upon Landlord unless such assignee or subtenant shall deliver to Landlord an instrument (in recordable form, if requested) containing an agreement of assumption of all of Tenant’s obligations under this Lease and Landlord shall execute a consent form.  Landlord agrees to be reasonable in its consent, but Landlord may at its sole discretion withhold its consent to an assignment or sublease to any present tenant of Landlord in the Property or to any tenant whose occupancy would be inconsistent with the character of the Project .  Upon the occurrence of an event of default, if all or any part of the Premises are then assigned or sublet, Landlord, in addition to any other remedies provided by this Lease or by law, may, at its option, collect directly from the assignee or subtenant all rent becoming due to Landlord by reason of the assignment or subletting, and Landlord shall have a security interest in all property on the Premises to secure payment of such sums.  Landlord, at its option, may also recapture any sublet space in the event of default.  Any collection by Landlord from the assignee or subtenant shall not be construed to constitute a novation or release of Tenant from the further performance of its obligations under this Lease.  One-half of any rents received by Tenant from the assignment or subletting of the Premises which exceed rents payable by Tenant hereunder (after deduction of out-of-pocket expenses incurred by Tenant in connection with such assignment or subletting for brokerage fees, leasehold improvements and other lease concessions) shall be immediately paid to Landlord as additional compensation.  Landlord shall, at its option, have the right to recapture all or any part of the Premises Tenant proposes to assign or sublet upon notice from Tenant of its intent to assign or such sublet part of the Premises, except that Tenant may sublet portions of the Premises which, in the aggregate, do not exceed twenty-five percent (25%) of the total area of the Premises for terms of three (3) years or less without Landlord having a recapture right for such sublettings.  Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Project, the Project and all other property referred to herein, and upon such transfer, the transferor shall have no further liability hereunder and Tenant shall attorn to any such transferee.

18.                               SUBORDINATION OF LEASE TO MORTGAGES

This Lease is subject and subordinate to any mortgage, deed of trust or similar encumbrance including ground or underlying leases presently existing or hereafter voluntarily placed upon the Project or the Premises, including any renewals, extensions or modifications thereof provided that the holder of any such mortgage, deed of trust or similar encumbrance acknowledges and agrees that Tenant’s right to possession of the Premises and its rights under this Lease shall not be disturbed so long as Tenant is not in default beyond any applicable grace, notice and/or cure period; and the recording of any such mortgage, deed of trust or similar encumbrance shall make it prior and superior to this Lease regardless of the date of execution or recording of either document.  Tenant shall, at Landlord’s request, execute and deliver within ten (10) days to Landlord, without cost, any instrument which may be deemed necessary or desirable by Landlord to confirm the subordination of this Lease (provided that such agreement confirms that Tenant’s right to possession of the Premises and its rights under this Lease shall not be disturbed so long as Tenant is not in default beyond any applicable grace, notice and/or cure period); and if Tenant fails or refuses to do so, Landlord may execute such instrument in the name and as the act of Tenant.  Landlord represents that there is no mortgage, deed of trust or similar encumbrance against the Project as of the date of this Lease.  Tenant shall attorn to any subsequent owner or transferee of the Project regardless of whether or not a subordination agreement has been executed by Tenant.

19.                               DEFAULTS AND REMEDIES

(a)                                  Default by Tenant.  The occurrence of any one or more of the following events shall be a default and breach of this Lease by Tenant:

(i)                                     Tenant shall fail to pay any monthly installment of Base Rent or additional rent or the Rent Adjustment (collectively, “Rent”) within five (5) days after the same shall be due and payable except that Landlord agrees to give written notice of nonpayment of Rent once in each calendar year of the Term in which case, there shall be no default unless Rent then payable has not been paid within five (5) days after the effective date of Landlord’s written notice of nonpayment.

(ii)                                  Tenant shall fail to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease for a period of thirty (30) days after notice thereof from Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Tenant is of such nature that the same cannot reasonably be performed within such thirty-day period, such default shall be deemed to have been cured if Tenant commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same, but in any event completes cure within ninety (90) days after notice from Landlord.

(iii)                               Tenant shall abandon and not pay Rent on the Premises;

(iv)                              Tenant makes an assignment for the benefit of creditors; or substantially all of Tenant’s assets in, on or about the Premises or Tenant’s interest in this Lease are attached or levied upon under execution (and Tenant does not discharge the same within thirty (30) days thereafter); or

(v)                                 Tenant causes or permits a hazardous condition in violation of applicable laws, ordinances or regulations to exist on the Premises and fails to cure such condition immediately after notice thereof from Landlord or the applicable governmental authority.

(b)                                 Remedies of Landlord.  Upon the occurrence of any event of default set forth in Paragraph 19(a) hereof, Landlord shall have the following rights and remedies, in addition to those allowed by law, any one or more of which may be exercised without further notice to or demand upon Tenant:

(i)                                     Landlord may apply the security deposit or re-enter the Premises and cure any default of Tenant, in which event Tenant shall reimburse Landlord as additional rent for any costs and expenses which Landlord may incur to cure such default; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s action, unless caused by Landlord’s gross negligence or intentional misconduct.

(ii)                                  Landlord may terminate this Lease as of the date of such default, in which event:  (A) neither Tenant nor any person claiming under or through Tenant shall thereafter be entitled to possession of the Premises, and Tenant shall immediately thereafter surrender the Premises to Landlord; (B) Landlord may re-enter the Premises and dispossess Tenant or any other occupants of the Premises by summary proceedings, ejectment or otherwise, and may remove their effects, without prejudice to any other remedy which Landlord may have for possession or arrearages in rent; and (C) notwithstanding the termination of this Lease Landlord (1) shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, as and for liquidated and agreed final damages for Tenant’s default, an amount equal to the then present value of the excess of the Base Rent and all other sums or charges reserved under this Lease from the date of such termination for what would be the then unexpired Term if the same had remained in effect, over the net fair rental value of the Premises for the same period, such present value to be arrived at on the basis of a discount factor of four percent (4%) per year or (2) Landlord may relet all or any part of the Premises for a term different from that which would otherwise have constituted the balance of the Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be obligated to pay to Landlord as liquidated damages the difference between the rent provided for herein and that provided for in any lease covering a subsequent reletting of the Premises, for the period which would otherwise have constituted the balance of the Term, together with all of Landlord’s reasonable costs and expenses for preparing the Premises, for reletting, including all repairs, tenant finish improvements, marketing costs, broker’s and attorney’s fees, and all loss or damage which Landlord may sustain by reason of such termination, re-entry and reletting, it being expressly understood and agreed that the liabilities and remedies specified above shall survive the termination of this Lease.

                (iii)                               Landlord may terminate Tenant’s right of possession of the Premises and may repossess the Premises by unlawful detainer action, by taking peaceful possession or otherwise, without terminating this Lease, in which event Landlord may, but shall be under no obligation to, relet the same for the account of Tenant, for such rent and upon such terms as shall be satisfactory to Landlord.  For the purpose of such reletting, Landlord is authorized to decorate, repair, remodel or alter the Premises.  If Landlord fails to so relet the Premises, Tenant shall pay to Landlord as damages a sum equal to the rent which would have been due under this Lease for the balance of the Term or exercised renewal period as such rent shall become due and payable hereunder from time to time during the Term.  If the Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the reasonable costs and expenses of all decoration, repairs, remodeling, alterations and additions and the expenses of such reletting and of the collection of the rent accruing therefrom to satisfy the rent provided for in this Lease, Tenant shall satisfy and pay the same upon demand therefor from time to time.  Tenant shall not be entitled to any rents received by Landlord in excess of the rent provided for in this Lease.

(iv)                              Landlord may sue for injunctive relief or to recover damages for any loss resulting from the breach.

Any agreement for an extension of the Term or any additional period thereafter shall not thereby prevent Landlord from terminating this Lease for any reason specified in this Lease.  If any such right of termination is exercised by Landlord during the Term or any extension thereof, Tenant’s right to any further extension shall thereby be automatically canceled.  Any such right of termination of Landlord contained herein shall continue during the Term and any subsequent extension hereof.

                (c)                                  Default by Landlord and Remedies of Tenant.  It shall be a default and breach of this Lease by Landlord if it shall fail to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease for a period of thirty (30) days after notice thereof from Tenant; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is of such nature that the same cannot reasonably be performed within such thirty-day period, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same.  Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold or abate any rent due hereunder.

(d)                                 Non-Waiver of Defaults.  The failure or delay by either party hereto to enforce or exercise at any time any of the rights or remedies or other provisions of this Lease shall not be construed to be a waiver thereof, nor affect the validity of any part of this Lease or the right of either party thereafter to enforce each and every such right or remedy or other provisions.  No waiver of any default and breach of this Lease shall be held to be a waiver of any other default of breach.  The receipt of rent by Landlord at a time after rent is due under this Lease shall not be construed as a waiver of such default.  The receipt by Landlord of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of the rent due or to pursue any other remedies provided in this Lease.  No act or omission by Landlord or its employees or agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

(e)                                  Attorney’s Fees.  If Tenant defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and Landlord places the enforcement of all or any part of this Lease, the collection of any rent due or to become due or the recovery of possession of the Premises in the hands of an attorney, or if Landlord incurs any fees or out-of-pocket costs in any litigation, negotiation or transaction in which Tenant causes Landlord (without Landlord’s fault) to be involved or concerned, Tenant agrees to reimburse Landlord for the attorney’s fees and costs incurred thereby, whether or not suit is actually filed.  If Landlord defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease to be performed by Landlord and Tenant prevails in an action commenced to enforce this Lease, Landlord agrees to reimburse Tenant for Tenant’s reasonable attorneys’ fees and costs incurred thereby.

20.                               BANKRUPTCY OR INSOLVENCY

It is understood and agreed that the following shall apply in the event of the bankruptcy or insolvency of Tenant:

(a)                                  If a petition is filed by, or an order for relief is entered against Tenant under Chapter 7 of the Bankruptcy Code and the trustee of Tenant elects to assume this Lease for the purpose of assigning it, such election or assignment, or both, may be made only if all of the terms and conditions of subparagraphs (b) and (d) below are satisfied.  To be effective, an election to assume this Lease must be in writing and addressed to Landlord, and in Landlord’s business judgement, all of the conditions hereinafter stated, which Landlord and Tenant acknowledge to be commercially reasonable, must have been satisfied.  If the trustee fails so to elect to assume this Lease within sixty (60) days after his appointment, this Lease will be deemed to have been rejected, and Landlord shall then immediately be entitled to possession of the Premises without further obligation to Tenant or the trustee and this Lease shall be terminated.  Landlord’s right to be compensated for damages in the bankruptcy proceeding, however, shall survive such termination.

(b)                                 If Tenant files a petition for reorganization under Chapters 11 or 13 of the Bankruptcy Code, or if a proceeding filed by or against Tenant under any other chapter of the Bankruptcy Code is converted to a Chapter 11 or 13 proceeding and Tenant’s trustee or Tenant as debtor-in-possession fails to assume this Lease within sixty (60) days from the date of the filing of such petition or conversion, then the trustee or the debtor-in-possession shall be deemed to have rejected this Lease.  To be effective any election to assume this Lease must be in writing addressed to Landlord and, in Landlord’s business judgement, all of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable, must have been satisfied:

(i)                                     The trustee or the debtor-in-possession has cured or has provided to Landlord adequate assurance, as defined in this subparagraph (b), that:

(1)                                  The trustee will cure all monetary defaults under this Lease within ten (10) days from the date of assumption and

(2)                                  The trustee will cure all nonmonetary defaults under this Lease within thirty (30) days from the date of assumption.

(ii)                                  The trustee or the debtor-in-possession has compensated Landlord, or has provided Landlord with adequate assurance, as hereinafter defined, that within ten (10) days from the date of assumption Landlord will be compensated for any pecuniary loss it has incurred arising from the default of Tenant, the trustee, or the debtor-in-possession, as recited in Landlord’s written statement of pecuniary loss sent to the trustee or debtor-in-possession.

(iii)                               The trustee or the debtor-in-possession has provided Landlord with adequate assurance of the future performance of each of Tenant’s obligations under this Lease; provided, however, that:

(1)                                  From and after the date of assumption of this Lease, the trustee or the debtor-in-possession shall pay the Base and Additional Rents payable under this Lease in advance in equal monthly installments on each date that such Rents are payable.

(2)                                  The trustee or debtor-in-possession shall also deposit with Landlord, as security for the timely payment of Rent, an amount equal to three (3) months’ Base Rent and other monetary charges accruing under this Lease;

(3)                                  If not otherwise required by the terms of this Lease, the trustee or the debtor-in-possession shall also pay in advance, on each day that any installment of Base Rent is payable, one-twelfth (1/12) of Tenant’s annual Taxes, Operating Expenses, and other obligations under this Lease; and

(4)                                  The obligations imposed upon the trustee or the debtor-in-possession will continue for Tenant after the completion of bankruptcy proceedings.

(iv)                              Landlord has determined that the assumption of this Lease will not:

(1)                                  Breach any provision in any other lease, mortgage, financing agreement, or other agreement by which Landlord is bound relating to the Property or Project in which the Premises is located; or

                (2)                                  Disrupt, in Landlord’s judgement, the tenant mix of the or Project or any other attempt by Landlord to provide a specific variety of tenants in the Project which, in Landlord’s judgement, would be most beneficial to all of the tenants thereof and would enhance the image, reputation, and profitability thereof.

(v)                                 For purposes of this subparagraph (b), “adequate assurance” means that:

(1)                                  Landlord determines that the trustee or the debtor-in-possession has, and will continue to have, sufficient unencumbered assets, after the payment of all secured obligations and administrative expenses, to assure Landlord that the trustee or the debtor-in-possession will have sufficient funds timely to fulfill Tenant’s obligations under this Lease and to keep the Premises properly staffed with sufficient employees to conduct a fully operational, actively promoted business in the Premises; and

                (2)                                  An order shall have been entered segregating sufficient cash payable to Landlord and/or a valid and perfected first lien and security interest shall have been granted in property of Tenant, trustee, or debtor-in-

possession which is acceptable in value and kind to Landlord, to secure to Landlord the obligation of the trustee or debtor-in-possession to cure all monetary and nonmonetary defaults under this Lease within the time periods set forth above.

(c)                                  In the event this Lease is assumed by a trustee appointed for Tenant or by Tenant as debtor-in-possession under the provisions of subparagraph (b) above and, thereafter, Tenant is either adjudicated bankrupt or files a subsequent petition for arrangement under Chapter 11 of the Bankruptcy Code, then Landlord may, at its option, terminate this Lease and all the tenant’s rights under it, by giving written notice of Landlord’s election so to terminate.

(d)                                 If the trustee or the debtor-in-possession has assumed this Lease, pursuant to subparagraph (a) or (b) above, to assign or to elect to assign Tenant’s interest under this Lease or the estate created by that interest to any other person, such interest or estate may be assigned only if the intended assignee has provided adequate assurance of future performance, as defined in this subparagraph (d), of all of the terms, covenants, and conditions of this Lease.

(i)                                     For purposes of this subparagraph (d), “adequate assurance of future performance” means that Landlord has ascertained that each of the following conditions has been satisfied:

(1)                                  The assignee has submitted a current financial statement, audited by a certified public accountant, which shows a net worth and working capital in amounts determined by Landlord to be sufficient to assure the future performance by the assignee of the tenant’s obligations under this Lease;

(2)                                  If requested by Landlord, the assignee will obtain guarantees, in form and substance satisfactory to Landlord (i.e. letter(s) of credit), from one or more persons who satisfy Landlord’s standards of creditworthiness; and

(3)                                  Landlord has obtained consents or waivers from any third parties which may be required under any lease, mortgage, financing arrangement, or other agreement by which Landlord is bound, to enable Landlord to permit such assignment.

(e)                                  When, pursuant to the Bankruptcy Code, the trustee or the debtor-in-possession is obligated to pay reasonable use and occupancy charges for the use of all or part of the Premises, it is agreed that such charges will not be less than the Base Rent as defined in this Lease, plus additional rent and other monetary obligations of Tenant included herein.

(f)                                    Neither Tenant’s interest in this Lease nor any estate of Tenant created in this Lease shall pass to any trustee, receiver, assignee for the benefit of creditors, or any other person or entity, nor otherwise by operation of law under the laws of any state having jurisdiction of the person or property of Tenant, unless Landlord consents in writing to such transfer.  Landlord’s acceptance of rent or any other payments from any trustee, receiver, assignee, person, or other entity will not be deemed to have waived, or waive, either the requirement of Landlord’s consent or Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent.

21.                               ACCESS TO THE PREMISES

Landlord, its employees and agents and any mortgagee of the Project shall have the right to enter any part of the Premises at all reasonable times after prior reasonable notice (except that no notice shall be required in the case of an emergency) for the purposes of examining or inspecting the same, showing the same to prospective purchasers, mortgagees or tenants and for making such repairs, alterations or improvements to the Premises or the Project as Landlord may deem necessary or desirable.  Except in the case of an emergency, Landlord shall use reasonable efforts to minimize the disruption to Tenant’s business when making repairs, alterations or improvements.  If representatives of Tenant shall not be present to open and permit such entry into the Premises at any time when such entry is necessary or permitted hereunder, Landlord and its employees and agents may enter the Premises by means of a master key or otherwise, Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, nor entitle Tenant to any abatement of rent therefore.

22.                               SURRENDER OF PREMISES

Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord, together with all keys, access cards, alterations, improvements, and other property as provided elsewhere herein, in broom-clean condition and in good order, condition and repair, except for ordinary wear and tear and damage which Tenant is not obligated to repair, failing which (but only after Landlord gives Tenant notice of any deficiency and gives Tenant five (5) days after the date of such notice in which to cure) Landlord may restore the Premises to such condition at Tenant’s expense, which shall be payable upon demand.  Upon such expiration or termination Tenant’s trade fixtures, furniture and equipment shall remain Tenant’s property, and Tenant shall have the right and the obligation to remove the same prior to the expiration or earlier termination of this Lease, Tenant shall promptly repair any damage caused by any such removal, and shall restore the Premises to the condition existing prior to the installation of the items so removed.  Any of Tenant’s trade fixtures, furniture or equipment not so removed shall be considered abandoned and may be retained by Landlord or be destroyed.

23.                               HOLDING OVER

If Tenant remains in possession of the Premises without the consent of Landlord after the expiration or earlier termination of this Lease, Tenant shall be deemed to hold the Premises as a tenant at will subject to all of the terms, conditions, covenants and provisions of this Lease (which shall be applicable during the holdover period), except that Tenant shall pay to Landlord one hundred fifty percent (150%) of the last current Base Rent and Additional Rent, which rent shall be payable to Landlord on demand.  In addition, Tenant shall be liable to Landlord for all damages occasioned by such holding over.  Tenant shall vacate and surrender the Premises to Landlord upon Tenant’s receipt of notice from Landlord to vacate.  No holding over by Tenant, whether with or without the consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided herein.

24.                               INTENTIONALLY DELETED

25.                               QUIET ENJOYMENT

                Except as provided in Paragraph 23 hereof to the extent that it may be applicable, if and so long as Tenant pays the prescribed rent and performs or observes all of the terms, conditions, covenants and obligations of this Lease required to be performed or observed by it hereunder, Tenant shall at all times during the term hereof have the peaceable and quiet enjoyment, possession, occupancy and use of the Premises without any interference from Landlord or any person or persons claiming the Premises by, through or under Landlord, subject to any mortgages, underlying leases or other matters of record to which this Lease is or may become subject.

26.                               NOTICE AND PLACE OF PAYMENT

(a)                                  All rent and other payments required to be made by Tenant to Landlord shall be delivered or mailed to Landlord’s management agent at the address set forth below or any other address Landlord may specify from time to time by written notice given to Tenant.

                (b)                                 All payments required to be made by Landlord to Tenant shall be delivered or mailed to Tenant at the address set forth in Paragraph 26(c) hereof or at any other address within the United States as Tenant may specify from time to time by written notice given to Landlord.

(c)                                  Any notice, demand or request required or permitted to be given under this Lease or by law shall be deemed to have been given if reduced to writing and mailed by Registered or Certified mail, postage prepaid, to the party who is to receive such notice, demand or request at the address set forth below or at such other address as Landlord or Tenant may specify from time to time by written notice.  When delivering such notice, demand or request shall be deemed to have been given as of the date it was so delivered or mailed.

Landlord	Tenant:

Pondview Plaza Corporation c/o Zeller Management Corporation 7900 Xerxes Avenue South, Suite 125 Bloomington, Minnesota 55431 Attention: Building Manager	Vital Images, Inc. 5850 Opus Parkway, Suite 300 Minnetonka, Minnesota 55343 Attn: Chief Financial Officer

With copies to:

Pondview Plaza Corporation 500 Three Galleria Tower 13155 Noel Road Dallas, Texas 75240 Attention: William Brown	Richard A. Hoel Winthrop & Weinstine, P.A. Suite 3500 225 South Sixth Street Minneapolis, MN 55402

Thomas P. Stoltman, Esq. LARKIN, HOFFMAN, DALY & LINDGREN, LTD. 1500 Wells Fargo Plaza 7900 Xerxes Avenue South Bloomington, Minnesota 55431

27.                               MISCELLANEOUS GENERAL PROVISIONS

(a)                                  Payments Deemed Rent.  Any amounts of money to be paid by Tenant to Landlord pursuant to the provisions of this Lease, whether or not such payments are denominated “rent” or “additional rent” and whether or not they are to be periodic or recurring, shall be deemed rent or additional rent for purposes of this Lease; and any failure to pay any of same as provided in Paragraph 19(a) hereof shall entitle Landlord to exercise all of the rights and remedies afforded hereby or by law for the collection and enforcement of Tenant’s obligation to pay rent.  Tenant’s obligation to pay any such rent or additional rent pursuant to the provisions of this Lease shall survive the expiration or other termination of this Lease and the surrender of possession of the Premises after any holdover period.

(b)                                 Estoppel Letters.  Tenant shall, within ten (10) business days following written request from Landlord, execute, acknowledge and deliver to Landlord or to any lender, purchaser or prospective lender or purchaser designated by Landlord a written statement in a form provided by Landlord certifying (i) that this Lease is in full force and effect and unmodified (or, if modified, stating the nature of such modification), (ii) the date to which rent has been paid, (iii) that there are not, to Tenant’s actual knowledge, any uncured defaults (or specifying such defaults if any are claimed); and (iv) such further matters as may be requested by Landlord.  Any such statement may be relied upon by any prospective purchaser or mortgagee of all or any part of the Project.  Tenant’s failure to deliver such statement within such period shall be conclusive upon Tenant that this Lease is in full force and effect and unmodified, and that there are no uncured defaults in Landlord’s performance hereunder.

(c)                                  Memorandum of Lease.  If requested by either party, a Memorandum of Lease, containing the information required by applicable law concerning this Lease shall be prepared, executed by both parties and filed for record in the office of the county recorder in Hennepin County, Minnesota.

(d)                                 Claims for Fees.  Landlord and Tenant represent that they have not dealt with any brokers in connection with the negotiation or execution of this Lease except for Zeller Realty Corporation as Landlord’s representative and Winthrop Commercial as Tenant’s representative.  Landlord agrees to pay leasing commissions to Landlord’s representative and Tenant’s representative pursuant to separate agreements.  Each party hereto shall indemnify and hold harmless the other party for any and all liability incurred in connection with the negotiation or execution of this Lease for any other real estate broker’s commission or finder’s fee which has been earned by a real estate broker or other person on such party’s behalf.  One-half of the leasing commissions for the Initial Premises and the Additional Premises shall be payable upon execution of this Lease and the remaining one-half shall be payable on or before December 15, 2004.

(e)                                  Applicable Law.  This Lease and all matters pertinent thereto shall be construed and enforced in accordance with the laws of the State of Minnesota.

(f)                                    Entire Agreement.  This Lease, including all Exhibits, Riders and Addenda, constitutes the entire agreement between the parties hereto and may not be modified except by an instrument in writing executed by the parties hereto.

(g)                                 Binding Effect.  This Lease and the respective rights and obligations of the parties hereto shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto as well as the parties themselves; provided, however, that Landlord, its successors and assigns shall be obligated to perform Landlord’s covenants under this Lease only during and in respect of their successive periods as Landlord during the term of this Lease.

(h)                                 Severability.  If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall not be affected or impaired, and such remaining provisions shall remain in full force and effect.

(i)                                     No Partnership.  Landlord shall not, by virtue of the execution of this Lease or the leasing of the Premises to Tenant, become or be deemed a partner of Tenant in the conduct of Tenant’s business on the Premises or otherwise.

(j)                                     Headings, Gender, etc.  As used in this Lease, the word “person” shall mean and include, where appropriate, an individual, corporation, partnership or other entity; the plural shall be substituted for the singular, and the singular for the plural, where appropriate; and words of any gender shall include any other gender.  The topical headings of the several paragraphs of this Lease are inserted only as a matter of convenience and reference, and do not affect, define, limit or describe the scope or intent of this Lease.

                (k)                                  Waiver of Jury.  To the extent permitted by law, Tenant hereby waives any right it may have to a jury trial in the event of litigation between Tenant and Landlord pertaining to this Lease.

                (l)                                     Allocation of Rent.  Landlord and Tenant agree that no portion of the Base Rent paid by Tenant during the portion of the term of this Lease occurring after the expiration of any period during which such rent was abated shall be allocated by Landlord or Tenant to such rent abatement period, nor is such rent intended by the parties to be allocable to any abatement period.

                (m)                               Right to Change Project Name and Address.  Landlord reserves the right to change the name or street address of the Project.  If the change of name or street address is done at the direction of Landlord (and not at the request or requirement of governmental authorities (including the U.S. Postal Service), Landlord shall reimburse Tenant for the cost of a six (6) month supply of business cards.

(n)                                 Requirement of Identification.  Landlord, or its contractor(s), may require all persons entering or leaving the Project during such hours as Landlord may reasonably determine, to identify themselves by registration or otherwise, and to establish their right to leave or enter, and to exclude or expel any peddler, solicitor or beggar at any time from the Premises or Project.

(o)                                 Reserved Areas, Light and Air.  This Lease does not give Tenant any right to use, and Landlord hereby excludes and reserves for its sole and exclusive use, the following areas in and about the Premises:  janitor closets, stairways and stairwells, fan, mechanical, electrical, telephone and similar rooms (other than those installed for Tenant’s exclusive use); elevator, pipe and other vertical shafts, flues and ducts; all areas above the acoustical ceiling and below the finished floorcovering installed in the Premises; all other structural or mechanical elements serving other areas of the Project; and all subterranean, mineral, air, light and view rights.

(p)                                 Limitation of Landlord’s Personal Liability.  Tenant specifically agrees to look solely to Landlord’s interest in the Project for the recovery of any judgment against Landlord, it being agreed that Landlord (and its partners and shareholders) shall never be personally liable for any such judgment.

(q)                                 Execution by Landlord.  Submission of this instrument to Tenant, or Tenant’s agents or attorneys, for examination or signature does not constitute or imply an offer to lease, reservation of space, or option to lease, and this Lease shall have no binding legal effect until execution hereof by both Landlord and Tenant.

(r)                                    Time of Essence.  Time is of the essence of this Lease and each of its provisions.

28.                               ADDITIONAL PROVISIONS

Additional provisions of this Lease are set forth in Paragraphs 29 through 37 of the Addendum to Lease attached hereto and made a part hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:		TENANT:

PONDVIEW PLAZA CORPORATION,		VITAL IMAGES, INC.
a Delaware corporation

By:	/s/ Michael Kirby	By:	/s/ Jay D. Miller
Name:	Michael Kirby	Name:	Jay D. Miller
Title:	Vice President	Title:	President & CEO

Exhibits

A)                                  Demising Plan

B)                                    Legal Description

C)                                    Tenant Improvement Drawings and Specifications

D)                                   Rules & Regulations

E)                                     Estoppel Letter

F)                                     Work Letter

Exhibit A

VACANT
LEASE CONDITIONS:

PONDVIEW PLAZA LEVEL 3	
COMPOSITE LEASE PLAN	CLP-3
Project No: 9801.00 — Scale: NOT TO SCALE	
Date: 02/27/03 — Rev. Date:	

E design
Interior Architecture
Interior Design
Planning

1

PONDVIEW PLAZA LEVEL 2		
LEASE PLAN - VITAL IMAGES - 20,856 RSF		LP-1
Project No: 0310.00	Scale: NOT TO SCALE	
Date: 3.1.04	Rev. Date:	

design

Interior Architecture
Interior Design
Planning

1022 West Lake Street, Suite 300
Minneapolis, Minnesota 55408

Tel: 612-822-1200 Fax: 612-822-1

Email:

2

Exhibit B

Lot 1, Block 2, Opus 2 Tenth Addition, Hennepin County, Minnesota

Exhibit C

Floor plans to be completed and attached.

EXHIBIT D

PONDVIEW PLAZA RULES & REGULATIONS

Tenant agrees to observe the rights reserved to Landlord in the Lease and agrees, for itself, its employees, agents, clients, customers, invitees and guests, to comply with the following rules and regulations with such reasonable modifications thereof and additions thereto as Landlord may make, from time to time, for the Project:

1.                                       The sidewalks, entries, passages, courtyard, corridors, stairways and elevators shall not be obstructed by any tenants, their employees or agents, or used by them for purposes other than ingress and egress to and from their respective suites.  Boxes, cartons or any other debris which is to be thrown away by the cleaning crew should not be left in the corridors.

2.                                       All heavy articles (i.e., safes) shall be carried up or into the Premises only at such times and in such manner as shall be prescribed by Landlord, and Landlord shall in all cases have the right to specify the proper weight and position of any such heavy article.  Any damage done to the Building by taking in or removing any such equipment or from overloading any floor in any way shall be paid for by Tenant.  Defacing or injuring in any way any part of the Building by Tenant, his agents or employees, shall be paid for by Tenant.

3.                                       Tenant will refer all contractors, contractors’ representatives and installation technicians rendering any service on or to the Premises for Tenant to Landlord for Landlord’s approval and supervision before performance of any contractual service.  This provision shall apply to all work performed in the Building, including but not limited to the installation of the telephone and other communications equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.  Such approval, if given, shall in no way make Landlord a party to any contract between Tenant and any such contractor, and Landlord shall have no liability therefore.

4.                                       No sign, advertisement or notice shall be inscribed, painted or affixed on any part of the inside or outside of said Building.  Landlord will supply building standard signage for Tenant’s suite entrance, at Tenant’s cost.  Any additions, deletions or changes to the door signage after the original signage is installed shall also be at Tenant’s cost.  A directory in a conspicuous space, with the names of tenants, will be provided by Landlord; any necessary revisions to the directory will be made by Landlord within a reasonable time after notice from Tenant of the error or change making the revision necessary.  No furniture shall be placed in front of the Building or in any lobby or corridor without written consent of Landlord.  Landlord shall have the right to remove all other signs and furniture, without notice to Tenant, at the expense of Tenant.

5.                                       Tenant shall have the non-exclusive use in common with Landlord, other tenants, their guests and invitees, of the automobile parking areas, driveways and footways, subject to reasonable rules and regulations for the use thereof as prescribed from time to time by Landlord.  Landlord shall have the right to designate parking areas for the use of tenants of the Project and their employees, and tenants and their employees shall not park in parking areas not so designated, specifically including driveways, fire lanes, loading/unloading areas, walkways and building entrances.  Tenant agrees that upon written notice from Landlord, it will furnish Landlord, within five (5) days from receipt of such notice, the state automobile license numbers assigned to the automobiles of Tenant and its employees.  Landlord shall not be liable for any vehicle of Tenant or its employees that Landlord shall have towed from the premises when illegally parked.  Landlord will not be liable for damage to vehicles in the parking areas or for theft of vehicles, personal property from vehicles, or equipment of vehicles.

6.                                       No tenant shall do or permit anything to be done in said Premises or bring or keep anything therein which will in any way increase the rate of fire insurance on said Building, or on property kept therein, or obstruct or interfere with the rights of other tenants, or in any way injure or annoy them, or conflict with the laws relating to fire, or with any regulations of the fire department, or with any insurance policy upon said buildings or any part thereof, or conflict with any rules and ordinances of the local Board of Health or any governing bodies.

7.                                       Employees of the Building will at all times keep a pass key, and agents of Landlord shall at all reasonable times be allowed admittance to Tenant’s Premises for purposes authorized by the Lease.

8.                                       No additional locks shall be placed upon any doors without the written consent of Landlord.  All keys to the Premises shall be furnished by Landlord in a reasonable number commensurate with the square footage leased.  Additional keys shall be furnished at Tenant cost.  Upon termination of this Lease, all keys shall be surrendered, and Tenant shall then give Landlord or its agent explanation of the combination of all locks upon any doors or vaults.

9.                                       No windows or other openings that reflect or admit light into the corridors or passageways, or to any other place in said Building, shall be covered or obstructed by any tenant.

10.                                 No person shall disturb the occupants of the Building by the use of any musical instruments, the making of unseemly noises, or any unreasonable noise.  No animals or pets of any kind will be allowed in the building.

11.                                 The water closets and other water fixtures shall not be used for any purpose other than those for which they were constructed, and any damage resulting to them from misuse, or the defacing or injury of any part of the Building, shall be borne by the person who shall occasion it.

12.                                 No bicycles or similar vehicles will be allowed in the Building.  Exterior parking for such vehicles will be provided.

13.                                 Nothing shall be thrown out the windows of the Building or down the stairways or other passages.

14.                                 Tenant shall not be permitted to use or to keep in the Building any kerosene, camphene, burning fluid or other illuminating materials.

15.                                 If any tenant desires, at its cost, telephonic or other electronic connections, Landlord or its agents will direct the electricians as to where and how the wires may be introduced, and without such directions, no boring or cutting for wires will be permitted.

16.                                 All mini-blinds, draperies or other window treatments Tenant desires to install on exterior windows in the Premises shall be of such shape, color, materials and make as shall be approved by Landlord and the same shall be installed at Tenant’s cost.  Landlord or its agents shall have the right to enter the Premises to examine the same or to make such repairs, alterations or additions as Landlord shall deem necessary for the safety, preservation or improvement of the Building.

17.                                 Six months prior to the expiration of the Lease, Landlord or its agents may show the Premises.

18.                                 No portion of the Building shall be used for the purpose of lodging rooms or for any immoral or unlawful purposes.

19.                                 All glass, locks and trimmings in or about the doors and windows and all electric fixtures belonging to the Building shall be kept whole, and whenever broken by anyone shall be immediately replaced or repaired and put in order at Tenant’s cost under the direction and to the satisfaction of Landlord, and on removal shall be left whole and in good repair.

20.                                 Except for the installation of vending machines for snacks and soft drinks for use by Tenant’s employees and visitors, Tenant shall not install or authorize the installation of any vending machines or food preparation devices without Landlord’s written approval.  Landlord shall have the right to rescind this approval, if given, without liability to Tenant for reimbursement of any Tenant costs or expenses or to grant exclusive rights to vending machine operators.

21.                                 Landlord reserves the right at any time to temporarily take one elevator out of service to tenants for exclusive use by management in servicing the Building.

22.                                 No electric heaters or electric fans are allowed on the Premises without the prior written consent of Landlord except for “UL” approved devices.

23.                                 Intentionally deleted.

24.                                 Before leaving the Premises unattended, Tenant shall close and securely lock all doors and transoms and shut off all utilities in the Premises.  Any damage resulting from failure to do so shall be paid by Tenant.

25.                                 Tenant shall not place any radio or television antenna on the roof or on or in any part of the inside or outside of the Building other than the inside of the Premises, or operate or permit to be operated any musical or sound producing instrument or device inside or outside the Premises which may be heard outside the Premises, or operate any electrical device from which may emanate electrical waves which may interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere.

26.                                 Tenant shall not make or permit any noise, vibration or odor to emanate from the Premises; or do anything therein tending to create, or maintain, a nuisance; or disturb, solicit or canvass any occupant of the Building, or do any act tending to injure the reputation of the Building.

27.                                 Tenant shall not place anything or allow anything to be placed near the glass of any door, partition, or window which may be unsightly from outside the Premises; or take or permit to be taken in or out of other entrances of the Building, or take or permit on other elevators, any item normally taken in or out through the trucking concourse or service doors or in or on freight elevators; or, whether temporarily, accidentally, or otherwise, allow anything to remain in, place or store anything in, or obstruct in any way, any passageway, exit, stairway, elevator, shipping platform, or truck concourse.  Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition and move all supplies, furniture and equipment as soon as received directly to the Premises and move all such items and waste, other than waste customarily removed by employees of the Building, being taken from the Premises, directly to the shipping platform at or about the time arranged for removal therefrom.

28.                                 Except for hanging artwork on walls, Tenant shall not do any painting or decorating in the Premises; or mark, paint, cut or drill into, drive nails or screws into, or in any way deface any part of the Premises or the Building, outside or inside, without the prior written consent of Landlord.  If Tenant desires signal, communication, alarm or other utility or service connections installed or changed, the same shall be made by and at the expense of Tenant, with the approval and under direction of Landlord.

29.                                 Upon written application by Tenant, and approval thereof by Landlord, Landlord shall furnish freight elevator service for Tenant at times other than those times provided for in the Lease.

EXHIBIT E

TENANT ESTOPPEL LETTER

Pondview Plaza Corporation

7900 Xerxes Avenue South

Bloomington, Minnesota 55431

Lease Dated:	March , 2004
Landlord:	Pondview Plaza Corporation
Tenant:	Vital Images, Inc.
Premises:	300 Pondview Plaza
5850 Opus Parkway
Minnetonka, Minnesota 55343

Gentlemen:

The undersigned (“Tenant”) hereby confirms the following as of the date hereof:

1. Tenant is the tenant under the above captioned lease (the “Lease”). All capitalized terms contained herein have the meaning defined in the Lease.

2. The Commencement Date of the Term is February 1, 2005. The Expiration Date of the Term is January 31, 2012.

3.                Tenant has accepted the Initial Premises for occupancy and the condition of the Initial Premises, including the Tenant Finish Improvements constructed thereon and the Building, is in conformity with the provisions of this Lease in all respects, except for the following:

.

4. The rentable area of the Initial Premises is 41,085 square feet.

5.                The Lease is in full force and effect; to Tenant’s actual knowledge, there is no existing default on the part of Landlord under the Lease; and the Lease has not been amended, modified, supplemented or superseded, except for the following:

.

Dated: , 2005	VITAL IMAGES, INC.

By:
Name:
Title:

EXHIBIT F
WORK LETTER
(ALLOWANCE)

The terms used herein shall have the meanings ascribed to them in the Lease, unless otherwise stated herein.  This Work Letter shall apply to construction of Tenant Finish Improvements both for the Initial Premises and the Additional Premises.  With respect to construction of Tenant Finish Improvements for the Additional Premises, the “Commencement Date” shall mean the “Expansion Date” on which the Additional Premises is to be added to the Premises in accordance with Paragraph 1 of the Lease.  Landlord and Tenant agree that their respective rights and obligations in reference to the construction of the Tenant Finish Improvements shall be as follows:

1.                                       Construction Documents.

A.                   Drawings and Specifications.  Landlord and Tenant will in good faith negotiate and agree to schematic drawings and specifications for construction of the Tenant Finish Improvements, which drawings and specifications will be attached to this Lease as Exhibit C.  Construction drawings and specifications for the Tenant Finish Improvements shall be prepared by Landlord’s architect or by Tenant’s architect (which shall either be Jafvert Mueller or E Design) based on of the drawings and specifications included in Exhibit C.

B.                     Tenant Approval.  Upon completion of the construction drawings and specifications, Tenant shall be allowed ten (10) working days after receipt thereof in which to review and approve or object to the constructions drawings and specifications and to advise Landlord of such approval or objections.  Landlord shall be permitted five (5) working days thereafter in which to make, agree to make or reject any change requested by Tenant.  Any changes to the construction drawings and specifications which are required by Tenant and are inconsistent with Exhibit C shall be made by Landlord’s architect and the cost of related design fees included in the Improvement Price.

C.                     Building Standard Construction.  Landlord has designated the type and quantities of materials to be used in the construction of the Tenant Finish Improvements (hereinafter referred to as “Building Standard Construction”).  Unless otherwise specified on the construction drawings and specifications, Building Standard Construction shall be utilized for the Tenant Finish Improvements.  Landlord shall have the right to designate, and from time to time to change, the materials, fixtures, colors and other items that are Building Standard Construction, provided that such changes are of equal or superior quality.

2.                                       Improvement Price.  The “Improvement Price” for the Tenant Finish Improvements shall be calculated and paid as follows:

A.                   The Improvement Price shall include the cost of all architectural and engineering construction drawings and specifications required in connection with the Improvements, all work, labor, material and equipment necessary to construct the Tenant Finish Improvements in accordance with the approved construction drawings and specifications from the “as is” condition of the Premises and the cost of installing cabling and voice/data systems (all such construction being hereinafter referred to as the “Work”) and Landlord’s construction review and coordination fee equal to one and one-half percent (1.5%) of the cost of the Work.

B.                     Landlord will pay the Improvement Price to the extent that it does not exceed an amount equal to Twenty-five and no/100 Dollars ($25.00) multiplied by the rentable area of the Premises (said amount is hereinafter referred to as “Landlord’s Contribution”).  Landlord’s Contribution shall be separately determined and paid for the Initial Premises and the Additional Premises.  Landlord’s Contribution for the Initial Premises shall also include the cost of preparation of the initial space plan using Landlord’s approved space planner, which shall not exceed Ten Cents ($.10) multiplied by the rentable area of the Premises.  If the Improvement Price shall exceed Landlord’s Contribution, Tenant shall pay Landlord the difference as set forth herein.  Once Landlord has completed the Work, any additional tenant finish improvements shall be at Tenant’s sole cost and expense.

C.                     Landlord shall competitively bid the approved construction drawings and specifications to no less than three (3) qualified general contractors, one of which shall be selected by Landlord, one by Tenant and the third selected jointly by Landlord and Tenant.  Landlord hereby approved M. P. Johnson, The Bainey Group and RJM Construction as  qualified general contractors.  Each bidder will be requested to limit its general contractor fee to six percent (6%) of hard construction costs but the failure of any contractor to so limit its fee shall not disqualify the contractor or such contractor’s bid.  At Tenant’s direction, Landlord shall enter into a general contract based on the lowest responsive bid for the Work.

D.                    To the extent the cost of the Work exceeds Landlord’s Contribution, such Work shall be performed at Tenant’s sole cost and expense.  The amount of the cost and expense in excess of Landlord’s Contribution shall be agreed to by Landlord and Tenant prior to commencement of construction of the Tenant Finish Improvements.  Tenant shall pay one-half of such excess to Landlord prior to commencement of construction and shall pay the remaining one-half of such excess to Landlord prior to Tenant taking occupancy of the Premises.  Tenant shall be allowed ten (10) working days to review and approve Landlord’s Statement of Improvement Price after receipt thereof and to make payment in accordance with this paragraph.

E.                      Landlord shall have no obligation for the cost of improvements, finishes, or additional Work not included in the approved construction drawings and specifications (hereinafter referred to as “Additional Work”).  Additional Work shall be performed at Tenant’s sole cost and expense.  Drawings and specifications, contractors, suppliers and vendors for any Additional Work shall be subject to Landlord’s approval, which shall not be unreasonably withheld.  Any delay in completion of Additional Work performed by Tenant shall not delay commencement of the Term of the Lease or limit the obligations of Tenant as set forth herein.

F.                      Failure by Tenant to timely pay any amounts due hereunder shall be a default under Paragraph 19(a)(i) of the Lease and failure by Tenant to perform any of its other obligations hereunder shall be a default under Paragraph 19(a)(ii) of the Lease, entitling Landlord to all of its remedies under the Lease as well as all remedies otherwise available to Landlord, including, at Landlord’s option, the right to withhold delivering possession of the Premises until such amounts have been paid in full.

3.                                       Completion of the Work; Commencement Date.  Landlord shall substantially complete the Work on or before the Commencement Date.  Notwithstanding the Commencement Date provided in the Lease, the Commencement Date shall be deferred until Landlord has substantially completed the Work, provided, however, that if Landlord is delayed in substantially completing the Work as a result of (a) Tenant’s failure to provide timely approvals in accordance with this Work Letter; (b) Tenant’s request for changes to the Work as included in the approved construction drawings and specifications; (c) Tenant’s requests for materials, finishes or installations other than Building Standard Construction; (d) performance of Additional Work in the Premises by Tenant or its contractors, suppliers, employees or agents; (e) any other act or omission of Tenant; (all of which shall be deemed to be delays caused by Tenant and shall be referred to herein as one or more “Tenant Delays”), then the

Commencement Date shall be deferred only until the date on which Landlord would have substantially completed the performance of the Work but for such delays.  Deferral of the Commencement Date shall be in full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Premises not being ready for occupancy by Tenant as of the Commencement Date provided in the Lease, and such delay shall not entitle Tenant to rescind or terminate the Lease.

4.                                       Entry by Tenant Prior to Commencement Date.  Landlord, subject to the following terms and conditions, and in Landlord’s sole discretion and upon request by Tenant, may grant to Tenant and Tenant’s agents a license to enter the Premises prior to the Commencement Date in order that Tenant may do other work required by Tenant to make the Premises ready for Tenant’s use and occupancy.

A.                   Tenant shall give Landlord not less than two (2) days’ prior written notice of the request to have such early access to the Premises, which notice must contain or be accompanied by: (i) a description and schedule for the work to be performed by those persons and entities for whom and which such early access is being requested; (ii) the names and addresses of all contractors, subcontractors and material suppliers for whom and which such access is being requested; (iii) the approximate number of individuals, itemized by trade, who shall be present in the Premises; (iv) copies of all contracts pertaining to the performance of the work for which such early access is being requested; (v) copies of all plans and specifications pertaining to the work for which such access is being requested; (vi) copies of all licenses and permits required in connection with the performance of the work for which such access is being requested; and (vii) certificates of insurance and instruments of indemnification against all claims, costs, expenses, damages, suits, fines, penalties, actions, causes of action and liabilities which may arise in connection with such work.

B.                     Early access to the Premises is subject to scheduling by Landlord.

C.                     Tenant’s employees, agents, contractors, workers, suppliers, and invitees must work in harmony and not interfere with Landlord and Landlord’s agents in completion of the Work and any additional work in the Premises, Landlord’s work in other premises and in common areas of the Building or the general operation of the Building.  If at any time such entry shall cause or threaten to cause disharmony or interference, including labor disharmony, Landlord may withdraw its license upon twenty-four (24) hours prior written notice to Tenant.

D.                    Tenant agrees that any early entry into the Premises shall be at Tenant’s own risk and Landlord shall not be liable for any injury to persons or damage to property of Tenant, or to Tenant’s employees, licensees or invitees, from any cause whatsoever occurring upon or about the Premises, and Tenant shall indemnify and save Landlord harmless from any and all liability and claims arising out of or connected with any such injury or damage.

E.                      Tenant shall be liable to Landlord for any damage to the Premises or any portion of the Work caused by Tenant or any of Tenant’s employees, agents, contractors, workers, suppliers or invitees.

5.                                       Landlord’s Entry After Commencement Date.  Landlord may enter the Premises at any time after the Commencement Date, upon prior notice to Tenant at mutually acceptable times to complete unfinished details of the Work and such entry by Landlord, its agents, servants, employees, or contractors for such purposes shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any obligation under this Lease, or impose any liability upon Landlord or its agents; provided, however, Landlord shall not unreasonably interfere with Tenant’s business and to the extent that any such work will interfere with Tenant’s business, such work will be completed after business hours.

6.                                       Guaranty.  Landlord hereby guarantees that the Improvements will be free of material defects for a period of one (1) year after the Commencement Date, which guaranty period shall be in addition to and concurrent with the period of any applicable special guaranty required by any applicable construction documents relating to the Work.  Landlord’s guaranty set forth above shall not deprive Tenant of any action, right, or remedy otherwise available to it for breach of any of the provisions of this Work Letter and the periods referred to above shall not be construed as a limitation on the time in which Tenant may pursue such other action, right or remedy.

7.                                       Landlord’s Property.  All work and materials furnished are Landlord’s property and will be considered part of the Building, subject to Tenant’s rights to use the same under the lease.

8.                                       Binding Agreement.  This Agreement is binding upon and inures to the benefit of Landlord and Tenant, and their respective heirs, personal representatives, successors and assigns.

LANDLORD:		TENANT:

PONDVIEW PLAZA CORPORATION,		VITAL IMAGES, INC.
a Delaware corporation

By:	/s/ Michael Kirby	By:	/s/ Jay D. Miller
Name:	Michael Kirby	Names:	Jay D. Miller
Title:	Vice President	Title:	President & CEO

ADDENDUM

ATTACHED TO AND MADE A PART OF

PONDVIEW PLAZA LEASE

BY AND BETWEEN

PONDVIEW PLAZA CORPORATION AS LANDLORD

AND

VITAL IMAGES, INC. AS TENANT

ADDITIONAL LEASE PROVISIONS

THIS ADDENDUM contains additional terms and conditions of the Lease attached hereto.  The terms and conditions contained in this Addendum shall supersede any conflicting provisions contained in the printed form Lease.

29.                               EXISTING LEASE OBLIGATIONS

Tenant currently leases approximately 30,611 rentable square feet of space at Plymouth Woods pursuant to a Lease dated October 19, 1999, as amended by Amendment No. 1 to Lease dated March 29, 2002 and by Amendment No. 2 to Lease dated March 31, 2003 (“Existing Lease”) .  Tenant represents that Tenant is obligated to pay net rent and taxes and operating costs on 26,944 rentable square feet through July 31, 2005; Tenant represents that Tenant is obligated to pay net rent and taxes and operating costs on the remaining 3,667 rentable square feet through May 31, 2006.  From and after the Commencement Date under this Lease (but no in any event earlier than February 1, 2005), Landlord agrees to pay Tenant’s monthly net rent and taxes and operating cost rent obligations for 30,611 rentable square feet under the Existing Lease for a period ending on July 31, 2005 and Tenant’s monthly net rent and taxes and operating cost obligations for 3,667 rentable square feet under the Existing Lease for a period ending on May 31, 2006.  Landlord’s obligation to Tenant under this Paragraph is specifically limited to the specified amounts of net rent and tax and operating cost rent and shall not extend to any other obligation which may arise under the Existing Lease including, without limiting the generality of the foregoing, any costs associated with restoring a portion of the common corridor at Plymouth Woods.  The net rent portion of Landlord’s obligation under this Paragraph shall not exceed $251,642.00.  Landlord may suspend payments under this Paragraph if Tenant fails to pay Rent under this Lease for one or more months.

30.                               RELOCATION ALLOWANCE

Landlord will pay Tenant a relocation allowance in the amount of $205,425.00 (the “Relocation Allowance”) (which has been calculated at the rate of $5.00 multiplied by the number of rentable square feet included in the Initial Premises) to offset relocation costs incurred by Tenant.  Landlord shall pay the Relocation Allowance to Tenant within thirty (30) days after the Commencement Date occurs without any obligation on Tenant to submit invoices or other backup for costs incurred.

31.                               PARKING

Tenant shall have the right to contract for up to fifteen (15) stalls in the Project’s parking garage at market rates (plus applicable sales tax) as the same may be adjusted from time to time by Landlord.  Landlord’s current monthly rate is $90.00 per space plus tax.  If Tenant does not elect to lease all of the parking spaces as of the Commencement Date (or does lease all of the spaces but later turns back one or more to Landlord), the remaining spaces shall be leased by Tenant as the same may become available from time to time and Tenant may, at Tenant’s option, be placed on the waiting list if insufficient spaces are available to fulfill Tenant’s requirements.  All parking spaces shall be leased pursuant to Landlord’s standard parking space lease agreement.

32.                               EXTERIOR SIGNAGE

Subject to all applicable codes, ordinances and regulations, approval by Landlord (which shall not be unreasonably withheld) and approval by Opus or the current holder of review and approval rights under the restrictive covenants which affect the Project), Tenant shall have the right to install exterior signage on the Project using Tenant’s name or trade name (“Building Signage”).  If Tenant desires to install Building Signage, Tenant shall deliver written notice to Landlord designating the type and proposed location of the Building Signage and including plans and specifications for such signage which shall include the design, size, color, composition, method of illumination, if any, and the method and timing of installation of the signage.  The plans and specifications included with Tenant’s notice shall be subject to Landlord approval, which shall not be unreasonably withheld.  The design, construction, installation and operation of all Building Signage shall be performed by Tenant at Tenant’s sole cost and expense and in accordance with the approved plans and specifications.  Tenant may use a portion of Landlord’s Contribution for the cost of the Work (but not more than $1.00 per rentable square foot of the Initial Premises) to pay for Building Signage but only if Tenant has used all of the Relocation Allowance provided at Paragraph 30 above.  Once approved and installed, Tenant shall maintain all Building signage and associated wiring in a first class condition and shall perform all repairs and replacements necessary to maintain compliance with such standard.  Tenant shall repair any damage to the Project caused by the installation, maintenance, operation or use of the Building Signage, including without limitation, water leaks or other problems occasioned by any penetration of the exterior shell of the Project, all at Tenant’s sole cost and expense.  Tenant shall initially obtain and keep in full force and effect any and all licenses, permits, or other governmental approvals (and any private party approvals) which are or may become required for the operation and use of the Building Signage.  Upon the expiration or earlier termination of the Lease, Tenant shall remove the Building Signage and associated wiring and hardware, return the Project to the condition that existed prior to the installation thereof and repair and restore any damage resulting from such removal, all at Tenant’s sole cost and expense.  In addition to the Building Signage rights granted in this paragraph, Tenant shall have the non-exclusive right to install Tenant’s name on the Project’s monument sign.  The provisions applicable to Tenant’s Building Signage shall apply to any proposed monument signage, including, without limiting the generality of the foregoing, Tenant’s obligation to obtain all required permits for installation and the obligation to remove the same following expiration or earlier termination of the Lease.

33.                               EXPANSION OPTION

Tenant shall have the option to expand the Premises to include the balance of the second (2nd) floor of the Project which consists of approximately 20,000 rentable square feet (the “Expansion Space”) located on the second floor of the Project effective on a date mutually agreed to by Landlord and Tenant which shall be no earlier than February 1, 2009 and no later than December 31, 2009 upon the terms and conditions contained in this paragraph (the “Expansion Option”).  Tenant shall exercise the Expansion Option, if at all, by giving written notice thereof to Landlord (“Tenant’s Notice”) on or before February 1, 2008 which shall specify the date on which Tenant proposes to add the Expansion Space to the Premises.  The Expansion Space shall be added to the Premises from the date specified in Tenant’s Notice (or such other date as Landlord and Tenant may agree in writing) for the balance of the Term (including any Renewal Term as set forth below).  The Expansion Space shall be added to the Premises at “Market Rate” as defined in Paragraph 34 below.  If Tenant exercises its Expansion Option, Landlord and Tenant shall promptly execute an amendment to this Lease confirming the same.

34.                               MARKET RATE

As used in this Lease, the term “Market Rate” means the annual net rental rate per rentable square foot of the Premises that a willing tenant would pay, and a willing landlord would accept in arms-length bona fide negotiations, for similar office space in the Project or in comparable buildings located in the southwest suburban Minneapolis, Minnesota market area, if the Premises was leased to a single tenant for the applicable period of time, taking into account all pertinent factors, including, but not limited to, market concessions and leasehold improvement allowance.  In each case where  “Market Rate” is to be determined under this Lease, Tenant may, no more than thirty (30) days before any Tenant’s Notice is to be given, begin discussions with Landlord concerning Landlord’s opinion of the appropriate Market Rate.  All discussions which occur prior to a Tenant’s Notice shall be preliminary and non-binding on the parties.  If Tenant desires to continue discussions to add the Expansion Space or to exercise the Renewal Term and Tenant timely gives a Tenant’s Notice, within thirty (30) days after receipt of any Tenant’s Notice, Landlord shall advise Tenant in writing (“Landlord’s Rent Notice”) of Landlord’s determination of Market Rate.  If Landlord and Tenant agree on Landlord’s determination, then they shall promptly execute an amendment to this Lease stating and incorporating such agreed upon Market Rate as the Base Rent for the Premises or applicable portion thereof.  If Tenant disagrees with Landlord determination, Landlord and Tenant shall have a period of thirty (30) days after Tenant’s receipt of Landlord’s Rent Notice (the “Negotiation Period”) in which to further negotiate Market Rate.

If Landlord and Tenant are unable to agree upon Market Rate for the Premises within the Negotiation Period, the dispute shall proceed to arbitration.  The arbitration procedure shall commence when either party notifies the other of its election to submit the matter to arbitration.  Not later than ten (10) days after the arbitration procedure has commenced, each party shall submit to the other party a written statement of its final position on Market Rate for the applicable Premises or period of time (the “Final Offer”).  Within ten (10) days after the submission of the Final Offers, the parties shall jointly select as an arbitrator a licensed real estate broker, who is an individual of substantial experience with respect to office building ownership, leasing, management and marketing in the southwest suburban Minneapolis market area, which person shall not be regularly employed or  have been retained during the past two (2) years as a consultant by the parties.  If the parties cannot agree on the arbitrator, the Chief Judge of the Hennepin County District Court shall, upon application by either party, select an arbitrator having the above qualifications.  Both parties shall have the right to submit proposed names and criteria for the arbitrator to the Chief Judge.  Neither party may consult directly or indirectly with the arbitrator regarding Market Rate prior to appointment or after appointment outside the presence of the other party.  The arbitrator selected shall determine Market Rate pursuant to the criteria contained in this Paragraph 34 and shall select the Final Offer which is closest thereto, without considering whether the Final Offer is higher or lower than Market Rate as determined by the arbitrator.  The decision of the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.  The party whose Final Offer was not selected by the arbitrator shall pay the cost of arbitration.

35.                               CONTRACTION OPTION

If Tenant has not exercised its Expansion Option granted in Paragraph 33 above, Tenant shall have the one-time option to reduce the area of the Premises by up to 20,000 rentable square feet located on the second floor of the Project (the “Turnback Space”) on January 31, 2010 upon the following conditions:

(a)                                  Tenant shall give Landlord written notice of Tenant’s exercise of the contraction option on or before April 30, 2009 (the “Contraction Notice”) which shall include the amount of space Tenant desires to turn back to Landlord;

(b)                                 The location and configuration of the proposed Turnback Space shall be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;

(c)                                  Tenant shall pay the costs necessary to demise the Turnback Space from the balance of the Premises including construction of demising partitions, entrances and similar work and, if required by applicable codes, construction of corridors; and

(d)                                 Tenant shall pay a contraction fee (the “Contraction Fee”) to Landlord on the date Tenant turns back the Turnback Space to Landlord equal to Landlord’s unamortized transaction costs for the Additional Space which, for the purpose of this provision shall include Landlord’s contribution for the cost of Tenant Finish Improvements, real estate commissions, Tenant’s existing lease obligations and related costs.  The amount of the Contraction Fee shall vary depending on the date the Additional Premises are added to the Premises pursuant to Paragraph 1 of the Lease and shall be determined by multiplying the number of square feet of rentable area included in the Turnback Space by the per square foot amount for the applicable date set forth below.

MONTH ADDITIONAL PREMISES ADDED	PER SQUARE FOOT CONTRACTION FEE
February 2007	$15.59
March 2007	16.35
April 2007	17.10
May 2007	17.84
June 2007	18.57
July 2007	19.30
August 2007	20.03

Landlord and Tenant shall execute an amendment to this Lease confirming contraction following receipt of the Contraction Notice which shall be conditioned upon Tenant’s payment of the Contraction Fee.

36.                               RENEWAL OPTION

Tenant at its option may extend the Term of this Lease for the entire Premises for one (1) additional period of five (5) years (the “Renewal Term”).  Tenant may exercise such option by giving written notice thereof to Landlord at least twelve (12) months before the expiration of the initial Term (“Tenant’s Notice”), provided that at the time of Tenant’s Notice and at the commencement of the Renewal Term, no event of default by Tenant is in existence, after expiration of any applicable cure period.  The Renewal Term shall commence upon the expiration of the initial Term of this Lease, expire upon the annual anniversary of such date five (5) years thereafter and be upon the same terms, covenants and conditions as contained in this Lease for the initial Term, except that the provisions of Paragraphs 29, 30, 33 and 35 of this Addendum and Exhibit F shall not be applicable, Base Rent shall be adjusted to “Market Rate” (as defined in Paragraph 34 above) as of the first day of the Renewal Term and Tenant shall not be entitled to any additional options to extend the Term.  Payment of all additional rent and other charges required to be made by Tenant as provided in this Lease shall continue to be made during the Renewal Term.  Any termination (except for Tenant’s exercise of its right to contract pursuant to Paragraph 35 of this Addendum), of this Lease during the initial Term terminates all rights of extension.  Except for an assignment or subletting either approved or permitted by Paragraph 17, any assignment or subletting by Tenant of this Lease terminates Tenant’s renewal option.

37.                               RIGHT OF FIRST OFFER

Commencing on February 1, 2008, subject to Landlord’s right to renew or extend any tenant lease executed prior to the date of this Lease, Tenant shall have a right of first offer (the “Right of First Offer”) to lease any contiguous, unencumbered space that becomes available in the Project (the “First Offer Space”) during the Term.  From time to time, Landlord shall notify Tenant of expected Lease expirations and/or availability in the Project which notice shall be given at least twelve (12) months before the date Landlord expects such space to be available for Tenant (“Landlord’s Notice”).  Landlord’s Notice shall specify the area and location of such space, the date on which Landlord expects such space to be available and the terms and conditions on which Landlord would be willing to lease such space to Tenant.  Tenant shall, within twenty (20) days after receipt of Landlord’s Notice, advise Landlord whether Tenant would be willing to add the First Offer Space to the Premises on the terms set forth in Landlord’s Notice.  If Tenant desires to add the First Offer Space on the terms described in Landlord’s Notice, Landlord and Tenant shall promptly execute an amendment to this Lease which adds the First Offer Space to the Premises.  If Tenant does not exercise its Right of First Offer for the space described in Landlord’s Notice or fails to timely exercise its Right of First Offer, Landlord shall be free to lease the First Offer Space described in Landlord’s Notice to others.  If Landlord has not leased the First Offer Space within one hundred twenty (120) days, Landlord shall again be obligated to offer the space to Tenant pursuant to this Paragraph 37.  If Tenant desires to add the First Offer Space but disagrees with Landlord’s determination of Base Rent, Tenant shall notify Landlord of such disagreement within thirty (30) days after receipt of Landlord’s Notice in which case the Base Rent for the First Offer Space shall be determined in the manner set forth in Paragraph 34 of this Addendum and once determined, Landlord and Tenant shall promptly execute an amendment to this Lease which adds the First Offer Space to the Premises upon the terms specified in Landlord’s Notice with such Base Rent modification as may be determined in accordance with Paragraph 34 hereof.

LANDLORD:		TENANT:

PONDVIEW PLAZA CORPORATION		VITAL IMAGES, INC.

By:	/s/ Michael Kirby	By:	/s/ Jay D. Miller
Name:	Michael Kirby	Name:	Jay D. Miller
Title:	Vice President	Title:	President & CEO